Exhibit 4.7

ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (the “Agreement”) is entered into as of January 27, 2004 by and among ACE*COMM Corporation, a corporation organized under the laws of Maryland, USA (“Buyer”), ACE*COMM Solutions Australia Pty Limited ABN 95 107 588 938, a company registered under the Australian Corporations Act 2001 (Cth) (“ACE Australian Subsidiary”), Solutions ACE*COMM Corporation (“ACE Canadian Subsidiary”), Mamma.com Inc. (f/k/a Intasys Corporation), a company organized under the laws of the Province of Ontario, Canada (“Mamma.com”), and the wholly owned subsidiaries of Mamma.com that are signatories to this Agreement (referred to hereinafter as the “Mamma.com Subsidiaries,” together with Mamma.com, “Sellers”).

Recitals

           A.      The Mamma.com Subsidiaries are engaged interalia, in the business of developing, marketing, selling, installing and maintaining mediation, customer care and billing software for customers in the telecommunications industry (the “Business”).

           B.      Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer, all of Sellers’ assets and goodwill used in, or useful to and related to the operation of the Business at the date of this Agreement, on the terms and conditions set forth in this Agreement.

           C.      Buyer, in connection with such purchase, desires to assume certain of the liabilities and obligations of Sellers relating to the Business, as more specifically set forth herein.

Agreement

           NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, agreements, terms and conditions set forth below, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

           1.1     Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable in both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

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                "$" means United States of America dollars.

                “ACE Australian Subsidiary” has the meaning specified in the first paragraph of this Agreement.

                “ACE Canadian Subsidiary” has the meaning specified in the first paragraph of this Agreement.

                “Acquired Assets” has the meaning specified in Section 2.1.

                “Acquisition Transaction” has the meaning specified in Section 5.2.

                 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

                 “Agreement” has the meaning specified in the first paragraph of this Agreement.

                 “Article 5” means Article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268).

                “Assumed Obligations” has the meaning specified in Section 2.3.

                “Australian Acquired Assets” means the Acquired Assets that are owned or held by the Australian Subsidiary.

                “Australian Contracts” has the meaning specified in Section 2.5(a).

                “Australian Duty” means any stamp, transaction or registration duty or similar charge imposed by any Australian commonwealth, state, territory or local Governmental Body and includes any interest, fine, penalty, charge or other amount imposed in respect of the duty or charge.

                “Australian Employee Benefits” means all wages, salaries, remuneration, compensation and other employee benefits (including, without limitation, accrued annual leave and long service leave entitlements) payable by Sellers to any Australian Employee other than any benefit due to a Transferring Australian Employee under the governing rules of the superannuation or pension plan of which the Transferring Australian Employee is a participant on the termination of the Transferring Australian Employee’s employment with a Seller.

                “Australian Employee Termination Benefits” means all compensation, leave or benefits to be paid or provided to any Australian Employee (including without limitation, any entitlement to severance, retrenchment or redundancy payments or payments in lieu of notice) arising out of the termination of the employment of such Australian Employee whether under any agreement, statute, award or in any other way.

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                 “Australian Employee Termination Benefit Adjustment” means the sum of adjustment amounts set forth in Schedule 3.10(b) of the Seller Disclosure Schedule for each Fixed-Term Australian Employee and Terminating Australian Employee being the total of amounts payable in respect of Australian Employee Termination Benefits payable to each such Australian Employee.

                “Australian Employees” means those Employees employed by the Australian Subsidiary at the date of this Agreement.

                “Australian Funds” has the meaning specified in Section 3.10(c).

                “Australian GST” means any tax imposed or levied under the Australian GST Act, including any replacement or subsequent similar tax.

                “Australian GST Act” means the Australian A New Tax System (Goods and Services Tax) Act 1999 (Cth.).

                “Australian Lease” means the Registered Lease No. 704373781 in respect to premises leased thereunder by the Australian Subsidiary situated at level 8 Zurich House 8 Karp Ct Bundall, Queensland, Australia.

                “Australian Properties” has the meaning specified in Section 3.20.

                “Australian Subsidiary” means Intasys Billing Technologies (Asia-Pacific) Pty Ltd ABN 88 079 839 080.

                “Balance Sheet Date” has the meaning specified in Section 3.4.

                “Business” has the meaning specified in Recital A of this Agreement.

                “Buyer” has the meaning specified in the first paragraph of this Agreement.

                “Buyer Disclosure Schedule” means the disclosure schedules of Buyer referenced herein or otherwise required of Buyer pursuant to this Agreement.

                 “Buyer Indemnified Parties” has the meaning specified in Section 7.1.

                “Buyer Indemnifiable Costs” has the meaning specified in Section 7.1.

                “Canadian Acquired Assets” means the Acquired Assets, excluding any Intellectual Property, owned or held by Mamma.com or the Canadian Subsidiary.

                 “Canadian Employee Benefits” means such sums payable to Micheal Tinmouth and Lele Yang, including all wages and salaries, sick pay, and liability for taxation, accrued

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holiday pay, expenses, accrued bonuses, commission and other sums payable in respect of any period up to the Closing Date.

                 “Canadian Subsidiary” means Intasys Billing Technologies (Canada) Inc.

                “Canadian GST” means taxes, interest, penalties and fines imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder.

                “Closing” has the meaning specified in Section 2.10.

                “Closing Date” has the meaning specified in Section 2.10.

                “Code” means the Internal Revenue Code of 1986, as amended.

                “Confidentiality Provision” has the meaning specified in Section 5.3(a).

                “Consents” has the meaning specified in Section 2.5(a).

                “Contracts” means all written or oral contracts, commitments, leases, and other agreements with respect to the Business to which Mamma.com or any Mamma.com Subsidiary is a party or by which Mamma.com, any Mamma.com Subsidiary, the Acquired Assets or the Assumed Obligations are bound or under which Mamma.com or any Mamma.com Subsidiary has acquired rights (collectively, the “Contracts”).

                “Directive“ means EC Directive 77/187.

                “Earn-Out” has the meaning specified in Section 2.7(c).

                “EEP” has the meaning specified in Section 3.10(d).

                “Effective Time” means 11:59 p.m. on December 31, 2003.

                “Elected Assets” has the meaning specified in Section 3.23.

                “Employee” means an individual currently employed by Sellers in the conduct of the Business.

                “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which any Employee is the named insured and as to which Sellers make premium payments, whether or not Sellers are the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, agreement, policy or whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any or all Employees, and as of the Closing Date (i) to

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which any Seller is party or by which any Seller (or any of the rights, properties or assets of any Seller) is bound, (ii) with respect to which any Seller has made any payments, contributions or commitments, or may otherwise have any liability (whether or not any Seller still maintains such plan, trust, arrangement, contract, agreement, policy or commitment) or (iii) under which any director, Employee or agent of any Seller is a beneficiary as a result of his or her employment or affiliation with any Seller.

                 “Encumbrance” means any lien, claim, charge, security interest, mortgage, hypothec, pledge, easement, conditional sale or other title retention agreement, defect in title or restrictive covenant.

                “Environmental Requirements” has the meaning set forth in Section 3.20.

                “Escrow Agent” has the meaning specified in Section 2.9.

                “Escrow Agreement” has the meaning specified in Section 2.9.

                “Escrow Sum” has the meaning specified in Section 2.9.

                “Excluded Assets” has the meaning specified in Section 2.2.

                “Excluded Liabilities” has the meaning specified in Section 2.4.

                “Financial Statements” has the meaning specified in Section 3.4.

                 “Fixed-Term Australian Employee” means an Australian Employee who accepts an offer of employment with the ACE Australian Subsidiary as contemplated by Section 5.5(b)(i)(2).

                “GAAP” has the meaning specified in Section 3.4.

                 “General Taxes” has the meaning specified in Section 8.1.

                 “Goodwill” means the goodwill of Sellers in relation to the Acquired Assets together with the exclusive right, insofar as Sellers can grant it, for Buyer to represent itself as carrying on the Business in succession to Sellers from Closing.

                 “Governmental Body” means any foreign, national, federal, provincial, state, local or other governmental authority or regulatory body.

                 “Governmental Permits” has the meaning specified in Section 3.6.

                 “Indemnified Parties” means a Buyer Indemnified Party or a Seller Indemnified Party.

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                 “Intellectual Property” means all technology, Software, data and documentation (including electronic media), trade secrets (technical and non-technical), know-how, customer lists and other confidential business information and proprietary rights, including, without limitation, inventions, patents, patent disclosures, works of authorship, copyrights, software rights, database rights, moral rights, mask works, integrated circuit topography, trademarks, service marks, domain names, URL addresses and Internet Web pages, trade dress, trade names, corporate names (including “Intasys” and “IBT”) and licenses or other agreements to or from third parties regarding the foregoing, which are necessary for or used in connection with the Business (including applications and registrations and the goodwill associated with any such patent, copyright, trademark or trade name) and which are not Excluded Assets.

                “IRS” means the United States Internal Revenue Service.

                “Know” or “Knowledge” (whether or not capitalized) shall mean, in respect of Sellers, the actual knowledge of David Goldman, Michael Tinmouth, Iain Wilson or Ian MacLennan after a reasonable investigation, and, in respect of Buyer, the actual knowledge of George Jimenez, Steven Delmar or Joseph Chisholm after a reasonable investigation.

                “Mamma.com Subsidiary” has the meaning specified in the first paragraph of this Agreement.

                “Material Adverse Change” or “Material Adverse Effect” means a material adverse change or effect on the assets, properties, business, operations or financial condition of the Business, Acquired Assets or Assumed Obligations, other than as a result of (i) changes in laws or regulations or accounting rules of general applicability or interpretations thereof, (ii) the entering into or consummation of the transactions contemplated by this Agreement, (iii) general economic conditions, (iv) conditions prevalent in the industry, in general, or (v) currency fluctuations.

                “Nonassignable Items” has the meaning specified in Section 2.5(b).

                “Party” means Buyer or any Seller (collectively, the “Parties”).

                “Permitted Exceptions” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) liens on financed machinery and equipment, (d) liens created by, arising out of or specifically contemplated or permitted by this Agreement, or (e) other liens or imperfections on property or assets which are not material in amount or do not materially detract from the value or the existing use of the property or assets affected by such lien or imperfection.

                “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or other legal entity.

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                “Pre-Effective Time Accounts Payable” has the meaning specified in Section 5.4(a).

                 “Pre-Effective Time Accounts Receivable” has the meaning specified in Section 5.4(a).

                “Pre-Paid Amounts” has the meaning specified in Section 3.11(g).

                “Post-Effective Time Payments” has the meaning specified in Section 5.4(b).

                “Proration Statement” has the meaning specified in Section 2.8.

                “Purchase Price” has the meaning specified in Section 2.7(a).

                “Requirements of Laws” means any foreign, national, federal, provincial, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law.

                “Restricted Entity” has the meaning specified in Section 5.9(a).

                “Restricted Products or Services” has the meaning specified in Section 5.9(a).

                “Sellers” has the meaning specified in the first paragraph of this Agreement.

                “Seller Disclosure Schedule” means the disclosure schedules of Sellers referenced herein or otherwise required of Sellers pursuant to this Agreement.

                “Seller Indemnifiable Costs” has the meaning set forth in Section 7.2.

                “Seller Indemnified Parties” has the meaning set forth in Section 7.2.

                 “Software” means all of the computer software owned or utilized by the Business or any Seller.

                “Stanplan” means Stanplan A (currently governed by a Declaration of Trust and General Rules (incorporating amendments made up to December 9, 1998).

                 “Tax” or “Taxes” means any tax (including any income tax, gross receipts tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, unemployment tax, withholding tax, social security tax, inheritance tax, capital gains tax, Australian GST, Canadian GST, value-added tax, sales tax, use tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty or Australian Duty, but excluding Australian Duty arising as a result of the transactions contemplated herein), deficiency, or other fee or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis

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or in any other manner, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

                 “Taxing Authority” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) national, federal, provincial, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                “Terminating Australian Employee” means an Australian Employee who either (i) is not offered employment with the ACE Australian Subsidiary, or (ii) does not accept an offer of employment with the ACE Australian Subsidiary as contemplated by Section 5.5(b)(i) on or before Closing.

                “Transaction Documents” means all documents executed in connection with this Agreement, including those documents set forth on Schedule 1.1(a).

                “Transferring Australian Employee” means an Australian Employee who accepts an offer of employment with the ACE Australian Subsidary as contemplated by Section 5.5(b)(i)(1) on or before Closing.

                “Transition Period” has the meaning specified in Section 5.2.

                “TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) (enacted to comply with the Directive).

                “UK Employee Benefits” means such sums payable to an UK Employee, including all wages and salaries, sick pay, maternity pay and liability to taxation, accrued holiday pay, expenses, accrued bonuses, commission and other sums payable in respect of any period.

                “UK Employee Benefits Adjustment” means the amount equal to the monetary value of the UK Employee Benefits accrued by the UK Employees as at the Effective Time, as set forth in Schedule 3.10(b) of Seller Disclosure Schedule.

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                “UK Employees” means those Employees employed by the UK Subsidiary at the Closing Date in the conduct of the Business in Scotland as set forth on Schedule 3.18 of the Seller Disclosure Schedule as designated to be in the UK office.

                “UK Pension Plans” has the meaning specified in Section 3.10(d).

                “UK Subsidiary” means Intasys Billing Technologies Limited (Co. No. 02998610), organized under the laws of England and Wales with a registered office at 95 Station Road, Hampton, Middlesex, England, UK TW12 2BD.

ARTICLE II
SALE AND PURCHASE OF THE BUSINESS

           2.1      Acquired Assets.  On the terms and subject to the conditions and exceptions contained herein, Sellers (including the Australian Subsidiary and Canadian Subsidiary) as owners of the Business hereby sell, transfer, convey, assign and deliver to Buyer, the ACE Australian Subsidiary and the ACE Canadian Subsidiary, as applicable, in each case with full title guarantee, and Buyer, the ACE Australian Subsidiary and the ACE Canadian Subsidiary hereby purchase, accept and acquire from Sellers (including the Australian Subsidiary and the Canadian Subsidiary) with the benefit of the representations, warranties, and undertakings contained in this Agreement as a going concern all the tangible, corporeal, intangible and incorporeal assets relating to the Business, including without limitation Contracts, customer lists, Intellectual Property, fixed assets and the assets set forth on Schedule 2.1, except as provided in Section 2.2 with respect to the Excluded Assets (the “Acquired Assets”) and the Goodwill free of all Encumbrances.

           2.2     Excluded Assets.   Notwithstanding anything to the contrary in this Agreement, the Acquired Assets do not include, and Buyer and the ACE Australian Subsidiary are not purchasing or assuming any liability therefore, the following assets (the “Excluded Assets”), ownership of which is retained by Sellers:

                (a)      All cash and cash equivalents;

                (b)     Except as set forth on Schedule 3.9(ii) of the Seller Disclosure Schedule, all rights of Seller with respect to any insurance policies, deposits thereunder, and all claims of Seller under such policies and contracts through the Closing Date;

                (c)      All claims or causes of action and benefits to the extent they arise therefrom prior to the Closing Date;

                (d)      All rights of Sellers under this Agreement, including the proceeds of the sale contemplated herein and other payments to Seller contemplated herein or under any other agreement between Sellers and Buyer entered into on or after the date of this Agreement;

                (e)      All original financial and accounting records not related exclusively to the Business, provided that a copy of all such records related to the Business are made available to Buyer;

                (f)      All Pre-Effective Time Accounts Receivable;

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                (g)     Income tax refunds and other tax refunds or credits receivable by any Seller;

                (h)      The share capital of the UK Subsidiary and the Australian Subsidiary; and

                (i)     Any other assets listed in Schedule 2.2 as Excluded Assets.

           2.3     Assumed Obligations.  On the terms and subject to the conditions and exceptions contained herein, Buyer shall assume and pay, perform and discharge, as and when due, the following liabilities and obligations of Sellers (insofar as such obligations relate to the Business and the Acquired Assets) as they exist on the Closing Date, pursuant to this Agreement and such instruments of sale, transfer, assignment and delivery as are required, and other than the Excluded Liabilities (collectively, the “Assumed Obligations”):

                (a)      Sellers’ obligations to customers of the Business expressed in the Contracts;

                (b)      Sellers’ obligations under equipment and facility leases assigned to Buyer and associated with equipment or facilities used in the Business and acquired or leased by Buyer hereunder and included in the Acquired Assets;

                (c)       Sellers’ obligations to Michael Tinmouth and Lele Yang in respect of Canadian Employee Benefits as and from Closing;

                (d)     Obligations to the UK Employees under TUPE including obligations to pay UK Employee Benefits as and from the Closing and contractual obligations to make contributions to the UK Pension Plans as and from the Closing;

                (e)      Seller’s obligations to Transferring Australian Employees in respect of (i) unaccrued long-service leave and accrued sick leave benefits, (ii) Employee Benefits accrued after Closing, and (iii) required contributions to the Australian Funds after Closing;

                (f)      Seller’s obligations under any Intellectual Property licenses, which are included in the Acquired Assets and set forth on Schedule 2.3(f) of the Seller Disclosure Schedule, excluding any breaches or defaults of such licenses that have occurred prior to, up to and including the Closing; and

                (g)      Sellers’ obligations under the insurance policies listed on Schedule 3.9(ii) of the Seller Disclosure Schedule.

           2.4     Excluded Liabilities.   Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not assume or be liable for and Sellers shall retain and remain responsible for all of Sellers’ debts, liabilities and obligations of any nature whatsoever, other than the Assumed Obligations, whether accrued, absolute or contingent, whether known or

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unknown, whether due or to become due and whether related to the Business and the Acquired Assets or otherwise, and regardless of when asserted, including, without limitation, the following liabilities or obligations of Sellers (none of which shall constitute Assumed Obligations) (collectively, the “Excluded Liabilities”):

                (a)      All of Sellers’ liabilities or obligations under this Agreement or under any other agreement between Sellers and Buyer entered into on or after the date of this Agreement;

                (b)      All of Sellers’ liabilities arising out of or relating to an Excluded Asset;

                (c)      All of Sellers’ liabilities under any Contract not assumed by Buyer under Section 2.3, including without limitation the Indemnity for Bank Guarantee by and among Australian Subsidiary, National Australia Bank Limited and Chong Ming Investment Pty Ltd;

                (d)      Except as specifically set forth in Section 2.3, any liability of Sellers to the extent arising out of or relating to the operation of the Business prior to Closing, including without limitation any claims arising after Closing related to any Software sold to third parties prior to Closing or Sellers’ use of unlicensed software;

                (e)      Except for Taxes specifically included as Assumed Obligations, all liabilities and obligations of Sellers for Taxes for any period, and any liability of Sellers for the unpaid Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;

                (f)      Unless otherwise specifically payable by Buyer pursuant to this Agreement, all of Sellers’ liabilities or obligations for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval, or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including all attorneys’ and accountants’ fees and disbursements, brokerage fees, consultants’ fees and finders’ fees;

                (g)      Any liability or obligation pertaining to any discontinued operation owned or operated by Sellers and related to the Business as it was operated and discontinued by Sellers prior to the Closing Date other than liabilities and obligations which are Assumed Obligations;

                (h)     Any obligation of Sellers to indemnify any Person by reason of the fact that such Person was a shareholder, director, officer, employee (other than a UK employee but only to the extent such obligation arises pursuant to a UK Employee’s terms of employment), or agent of any of Sellers or was serving at the request of Sellers as a partner, trustee, director, officer, employee (other than a UK employee but only to the extent such obligation arises pursuant to a UK Employee’s terms of employment), or agent of another entity (regardless of whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in

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settlement, losses, expenses, or otherwise and regardless of whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

                (i)     Sellers’ obligations to Employees terminated prior to Closing, including, without limitation, Kevin Hickey, George Langford, Sami Shamma, and any Terminating Australian Employees (except with respect to liability to Mamma.com and the Australian Subsidiary for Australian Employee Termination Benefits to be paid to such Terminating Australian Employees);

                (j)      All intercompany accounts, including intra-group loan balances, relating to the Business or the Acquired Assets;

                (k)      Any liabilities of Sellers based on acts or omissions occurring after the Closing;

                (l)      Any liabilities of Sellers under the Civil Code of Quebec, the Act respecting Labour Standards, the Charter of Human Rights and Freedoms, the Labour Code, the Act respecting occupational health and safety, the Workplace Health and Safety Act 1995 (Qld), any other law in relation to occupational health and safety the Act respecting industrial accidents and occupational diseases, the Charter of the French language, the Pay Equity Act or any other applicable law in the Province of Quebec, any other law in relation to anti-discrimination or equal opportunity any other law in relation to anti-discrimination or equal opportunity or any employment, commission, severance, retention or termination agreement between any Seller and any employee of any Seller arising prior to the Closing Date other than those liabilities for which Buyer shall become responsible at law as a result of offering employment to such Employees or as a result of such Employees being transferred to Buyer by operation of law as and from the Closing Date. For the avoidance of doubt, this Section 2.4(l) shall not apply to the UK Employees, the liabilities in respect of which shall be subject to Section 5.5(c);

                (m)      Any liabilities of Sellers to the extent arising out of or resulting from any Sellers’ compliance or non-compliance with any law or order of any Governmental Body, including without limitation any bulk sales laws related to the transactions contemplated herein and TUPE requirements relating to required consultation with UK Employees prior to Closing;

                (n)      Any liability or obligation of Sellers for indebtedness for borrowed money;

                (o)      All Pre-Effective Time Accounts Payable and accrued liabilities other than those liabilities for which Buyer is responsible following the adjustment pursuant to Section 2.8;and

                (p)      Any liability related to Sellers’ indebtedness to any of the Sellers’ shareholders, officers, directors or Employees;

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                (q)      Any liability related to the termination by Buyer of an employment contract, which contract has the effect of a contract made between the Buyer and the employee concerned as a result of TUPE, and which is not disclosed in the Seller Disclosure Schedule or which is an employment contract with any Employee in the UK that is not listed on Schedule 3.18 of the Seller Disclosure Schedule as a UK Employee;

                (r)      Any liability in connection with or as a result of any claim (including any individual employee entitlement under or consequent on such claim) by any trade union or staff association or any other employee representatives (whether or not recognised by Sellers in respect of all or any of the UK Employees) within the meaning of TUPE and/or the Directive arising from or connected with any failure by the Sellers to comply with any legal obligations to such trade unions, staff associations or employee representatives within the meaning of TUPE and/or the Directive whether under Regulation 10 of TUPE or under the Directive or otherwise whether any such claim arises or has its origin before, on or after Closing;

                (s)      Any liability in respect of any Employee for the period prior to the Closing Date; and

                (t)      Any liabilities arising out of the tax liabilities set forth on Schedule 3.17 of the Seller Disclosure Schedule.

           2.5      Assignability and Consents.

                (a)      Schedule 2.5(a) of the Seller Disclosure Schedule sets forth a list of all material Contracts, licenses and permits that (by their terms or otherwise) are non-assignable or non-transferable or that cannot be subleased to Buyer, or in the case of Contracts, licenses and permits that are Australian Acquired Assets (“Australian Contracts”) that cannot be subleased to the ACE Australian Subsidiary, without the consent of some other Person. As soon as reasonably practicable after the date hereof, Sellers shall take, or cause to be taken by others, commercially reasonable efforts in an effort to obtain or satisfy prior to Closing the consents, novations, approvals, authorizations, requirements, waivers and agreements (collectively, “Consents”) required from any Person necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Contracts, licenses and permits, and to consummate and make effective the transactions contemplated by this Agreement.

                (b)      Notwithstanding anything in this Agreement to the contrary, this Agreement does not constitute an Agreement to sell, convey, assign, sublease or transfer any Acquired Assets or Assumed Obligations, including the Contracts, permits or licenses, if an attempted sale, conveyance, assignment, assumption, sublease or transfer of such assets or liabilities, without the Consent of another Person to such transfer would constitute a breach by Sellers, Buyer or the ACE Australian Subsidiary with respect to such Acquired Assets or Assumed Obligations (“Nonassignable Items”). If any of the Consents set forth on Schedule 2.5(a) of the Seller Disclosure Schedule are not obtained and satisfied, or if an attempted sale, conveyance, assignment, assumption, sublease or transfer would be ineffective, Sellers, Buyer and the ACE Australian Subsidiary shall enter into such arrangements at the Closing as the parties shall mutually agree in order to provide to Buyer the full benefit of any such Nonassignable Items (and to the ACE

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Australian Subsidiary the full benefit of any such Nonassignable Items in relation to Australian Contracts) providing that without prejudice to the generality of the foregoing Sellers shall be deemed to hold the benefit of such Nonassignable Items in trust for Buyer (and such Nonassignable Items in relation to Australian Contracts in trust for the ACE Australian Subsidiary) absolutely and Buyer and the ACE Australian Subsidiary as the case may be shall be entitled to use and enjoyment of the Nonassignable Items as against Sellers and to receive the income therefrom (if any) to the extent that Sellers are not constrained by operation of law or contract from granting use or enjoyment or the right to receive any income to Buyer or the ACE Australian Subsidiary (as the case may be), subject always to Buyer or the ACE Australian Subsidiary maintaining any such Nonassignable Items in a good state of repair (fair wear and tear excepted). Notwithstanding the foregoing, after the Closing, Sellers shall continue to take, or cause to be taken, commercially reasonable efforts to (i) obtain any Consents that are not obtained prior to Closing, and (ii) cooperate with Buyer and the ACE Australian Subsidiary in good faith to ensure that renewals of any Contracts for which Consents were not obtained will be entered into with Sellers.

          2.6     Title to the Acquired Assets; Documents of Conveyance.

                (a)      As of the Closing Date, Sellers shall with full title guarantee and any other legal warranties (i) convey all of their right, title and interest in and to the Acquired Assets other than the Australian Acquired Assets and the Canadian Acquired Assets to Buyer free and clear of all liabilities, obligations or Encumbrances (excepting only the Assumed Obligations and Permitted Exceptions); (ii) convey all of their right, title and interest in the Australian Acquired Assets to the ACE Australian Subsidiary free and clear of all liabilities, obligations or Encumbrances (excepting only the Assumed Obligations and Permitted Exceptions) and (iii) convey all of their right, title and interest in the Canadian Acquired Assets to the ACE Canadian Subsidiary free and clear of all liabilities, obligations or Encumbrances (excepting only the Assumed Obligations and Permitted Exceptions). Title to the Acquired Assets shall be conveyed pursuant to the terms and conditions of this Agreement and such documents as are reasonably acceptable to counsel for Buyer. Sellers, Buyer, the ACE Australian Subsidiary and the ACE Canadian Subsidiary agree to use commercially reasonable efforts to take or cause to be taken all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable, whether before or after Closing, to ensure that transfer of title to the Acquired Assets to Buyer, the ACE Australian Subsidiary and the ACE Canadian Subsidiary occurs as contemplated hereunder.

                (b)      Notwithstanding anything to the contrary contained herein, Buyer shall have the option to designate one or more direct or indirect subsidiaries of Buyer to acquire certain of the Acquired Assets (other than the Australian Acquired Assets and the Canadian Acquired Assets) and assume the Assumed Obligations, provided, however, that any such designation under the foregoing clause shall not be permitted if such designation would materially delay the Closing and no such designation shall relieve Buyer of any obligations or liability hereunder and Buyer shall remain jointly and severally (solidarily) responsible with such subsidiary.

           2.7      Purchase Price.

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                (a)      The purchase price paid by Buyer, the Canadian Subsidiary and the ACE Australian Subsidiary, as applicable, for the Acquired Assets shall equal $1,350,000, plus $59,220 for security deposit adjustment, plus $130,000 (the agreed upon fair market value of Sellers’ fixed assets), minus $11,000 for sick leave adjustment, minus the Pre-Paid Amounts, and minus the UK Employee Benefits Adjustment (the “Purchase Price”) and shall be payable in full on the Closing Date. Any sum payable by the Buyer or the ACE Australian Subsidiary to Sellers under the Agreement shall be exclusive of any applicable VAT.

                (b)      The Purchase Price shall be allocated among the Acquired Assets as set forth in an appraisal of the tangible assets to be performed (at Buyer’s sole expense) within thirty days of the Closing (the “Allocation Statement”). The Allocation Statement shall include an allocation of the Purchase Price among the different countries in which the Acquired Assets are located. If any dispute arises between the parties hereto in connection with the Allocation Statement and such dispute cannot be resolved by the parties within sixty days after Buyer’s delivery of the Allocation Statement to Sellers, it shall be referred to a mutually satisfactory third-party appraisal firm which has not been engaged by any party hereto during the two years preceding the date of such referral. The determination of such firm shall be conclusive and binding on each party, and judgment upon any such determination may be entered in any court having jurisdiction over the matter. One-half of the fees of such firm shall be borne by Sellers, and one-half shall be borne by Buyer.

               Buyer and Sellers and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Buyer nor Sellers shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

                (c)      As of the Closing Date and upon receipt of the Purchase Price, the Sellers shall thereafter be entitled to receive up to an additional $250,000 in cash subject to the performance objectives set forth in Appendix A on the terms and conditions set forth therein (the “Earn-Out”).

          2.8      Interim Operations; Proration.   It is the intent of the parties that the operations of the Business from and after the Effective Time be for the account of the Buyer and the ACE Australian Subsidiary notwithstanding the fact that the Closing Date is after the Effective Time. Buyer and the ACE Australian Subsidiary shall be entitled to all income, monetary and other economic rights and benefits of the Business and shall be responsible for all obligations incurred with respect to the Business arising in the ordinary course after the Effective Time as if the Closing had occurred at the Effective Time. The Parties agree to prorate all income and prepaid assets from the operation of the Business and all expenses and liabilities incurred (including without limitation liabilities for annual leave and long service leave entitlements accrued by Transferring Australian Employees after the Effective Time, and in respect of Australian Employee Termination Benefits, the Australian Employee Termination Benefit Adjustment) as of and following the Effective Time in order that Sellers shall have the benefit of and bear all such income and expense with respect to the Business through and including the period preceding the Effective Time, and Buyer and the ACE Australian Subsidiary

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shall have the benefit of and bear all such income and expense with respect to the Business on and after the Effective Time. Without limiting the generality of the foregoing, the parties agree that the Buyer or the ACE Australian Subsidiary, as applicable, shall be responsible for all salaries, remuneration, compensation, wages and commissions of the Employees and all related benefits, pensions and accruals on and after the Effective Time.

           Initial prorations shall be made pursuant to a statement (the “Proration Statement”) prepared by Sellers and delivered to Buyer not less than three business days prior to the Closing Date. The items to be prorated shall include, but not be limited to, payments and charges under the Contracts (including any payments, refunds, rights of set-offs or deduction, rebates or similar rights or credits), power and utilities charges, real, immovable, personal and movable property taxes upon the basis of the most recent tax bills and information available, property and equipment rentals, prepayments under customer contracts, security deposits and similar prepaid and deferred items. Items that constitute amounts owing or payable for specified periods of time (such as property taxes) shall be prorated on the basis of the days of the applicable time period before and after the Effective Time. The Proration Statement shall be based upon the latest available information and the calculations thereof, and shall otherwise be in form and substance reasonably satisfactory to both parties, and shall identify in reasonable detail the items that have been prorated. To the extent not inconsistent with the express provisions hereof, the prorations made pursuant to this Section 2.8 shall be made in accordance with GAAP.

           Within forty five days after the Closing Date, Buyer shall prepare and deliver to Seller a final Proration Statement prepared as of the Effective Time, and final adjustments pursuant to this Section 2.8 and any required refund or payment to Sellers or Buyer, as the case may be, shall be made on the basis of the final Proration Statement. If any dispute arises under this Section 2.8 over the amount to be refunded or paid, such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the parties within sixty days after Buyer’s delivery of the final Proration Statement to Sellers, it shall be referred to a mutually satisfactory independent public accounting firm which has not been the regular audit firm of the parties hereto for the two years preceding the date of such referral. The determination of such firm shall be conclusive and binding on each party, and judgment upon any such determination can be entered in any court having jurisdiction over the matter. One-half of the fees of such firm shall be borne by Sellers, and one-half shall be borne by Buyer.

           Any amounts collected or receivable by Sellers (including the Australian Subsidiary) relating to the period between the Effective Time and the Closing Date on account of sales taxes, Canadian GST, Australian GST, value-added tax or other taxes shall either (i) be credited to Buyer, the Canadian Subsidiary or the ACE Australian Subsidiary, as applicable, as part of the Proration Statement in which case Buyer, the Canadian Subsidiary or the ACE Australian Subsidiary, as applicable, shall assume, to the complete exoneration of Sellers (including the Australian Subsidiary), any obligations to remit such taxes to the relevant taxation authority and shall hold Sellers (including the Australian Subsidiary) harmless in this regard; or

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(ii) be remitted to the relevant taxation authority on behalf of the Buyer, the Canadian Subsidiary or the ACE Australian Subsidiary, as applicable.

           With respect to the period between the Effective Time and the Closing Date, any amounts collected or receivable by the Sellers or credited or applied in any other manner to the Sellers’ benefit that relate to any expenses incurred in the conduct of the Sellers’ business, and which represent Australian GST input tax credits shall be either (i) debited to Buyer or the ACE Australian Subsidiary, as applicable, as part of the Proration Statement; or (ii) be paid to the Buyer or the ACE Australian Subsidiary, as applicable, by the Sellers.

           2.9      Escrow Arrangements.   Pursuant to the escrow agreement to be entered into among Mamma.com, Buyer and Fraser Milner Casgrain LLP (the “Escrow Agent”), in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”) ten (10%) percent of the Purchase Price shall be delivered to the Escrow Agent at Closing. Such amount (which, together with all interest accrued thereon, is hereinafter referred to as the “Escrow Sum”) shall be held pursuant to the terms of the Escrow Agreement for payment of amounts, if any, owed by Sellers to Buyer pursuant to Article VII hereof. Sellers and Buyer agree that each will execute and deliver such instruments and documents as are reasonably necessary and furnished by any other party to enable such furnishing party to receive those portions of the Escrow Sum to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

           2.10      Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place by correspondence as soon as reasonably practicable following satisfaction or waiver of all conditions precedent specified under Article VI hereof (other than conditions with respect to actions the respective parties will take at the Closing itself), but no later than February 11, 2004, or on such other date, place and time as the parties may agree in writing (the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers, jointly and severally (solidarily), hereby make the following representations and warranties to Buyer as set forth in this Article III, each of which is being relied upon by Buyer as a material inducement to enter into and perform this Agreement.

           3.1     Organization.

                (a)      Mamma.com is a corporation duly organized, validly existing, and registered in the Province of Ontario, Canada and is validly existing with its registered office address at 388 St. Jacques Street West, 8th Floor, Montreal, Quebec, Canada, H2Y 1S1, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents, to perform the transactions contemplated hereby and thereby, to operate

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and own or lease, as the case may be, those of the Acquired Assets being sold by it, and to carry on those aspects of the Business as it now conducts, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary.

                (b)      Each of the Mamma.com Subsidiaries is a corporation duly organized, validly existing, registered and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to operate and own or lease, as the case may be, the assets now owned by such Mamma.com Subsidiary, and to carry on those aspects of the Business as now conducted. The charter or other constitutive documents of each Mamma.com Subsidiary, copies of which have previously been delivered to Buyer, are true, correct and complete copies of such documents in all material respects as in effect as of the date of this Agreement.

                (c)      Except as set forth on Schedule 3.1(c) of the Seller Disclosure Schedule, each Mamma.com Subsidiary has kept all necessary statutory registers for corporate bodies and has correctly made all the necessary returns or filings that are required by company law or regulations in each of the jurisdictions in which the Mamma.com Subsidiaries are incorporated or conduct business.

                (d)      Schedule 3.1(d) of the Seller Disclosure Schedule sets forth a true and correct listing of each Seller’s relevant jurisdiction of formation and other jurisdictions in which it is authorized to do business.

                (e)      Intasys Billing Technologies (Canada) Inc. and Mamma.com are the only Sellers transferring taxable Canadian property (as defined under the Income Tax Act (Canada)) and neither is a non-resident of Canada under the Income Tax Act (Canada).

           3.2     Conduct of Business. The Business and the operation of the Acquired Assets are currently carried on solely by Sellers. Sellers have performed all material obligations arising prior to Closing pursuant to the Contracts and any other agreements related to the Business. Except as set forth on Schedule 3.2(a) of the Seller Disclosure Schedule, the Acquired Assets constitute all the properties, assets and rights forming a part of or used in the Business, and all such properties, assets and rights as are necessary and sufficient for the continued conduct of the Business in substantially the same manner as conducted on the date hereof and immediately prior to the Closing.

           3.3      Authorization.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Mamma.com and each of the Mamma.com Subsidiaries. Neither the approval of the shareholders of Mamma.com nor any other corporate proceeding on the part of Sellers is necessary to approve this Agreement nor to consummate the transactions contemplated hereby. This Agreement and the Transaction Documents have been duly and validly executed and delivered by Sellers and constitute the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their terms, except as enforcement may be limited by

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bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

           3.4      Financial Statements.  Sellers have delivered to Buyer (i) the audited consolidated financial statements of the Business as of December 31, 2002 (the “Balance Sheet Date”), accompanied by the audit report of PricewaterhouseCoopers LLP, Sellers’ independent auditors, and (ii) the unaudited consolidated financial statements of Sellers as of and for the period ended September 30, 2003 (collectively, the “Financial Statements”) concerning the Business. The Financial Statements (including the related notes, where applicable) present fairly in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the operations and financial condition of Sellers for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) have been prepared on a basis consistent with the Financial Statements for the preceding three fiscal years and comply with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles in Canada with respect to its consolidated financial statements and the United Kingdom or Australia with respect to the financial statements concerning such locations (“GAAP”) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Sellers have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

           3.5     Absence of Changes or Events. Except as set forth on Schedule 3.5 of the Seller Disclosure Schedule, since the Balance Sheet Date, (i) Sellers have conducted the Business only in the ordinary course, (ii) there has been no Material Adverse Change or Material Adverse Effect, and (iii) no Seller has disposed of or acquired any material assets or engaged in a material transaction other than in the ordinary course of business or as contemplated by this Agreement.

           3.6      Licenses and Permits. Schedule 3.6 of the Seller Disclosure Schedule contains an accurate and complete list of all permits, certificates, registrations, licenses, accreditations, approvals and authorizations that are required by any Governmental Body to permit Sellers to conduct the Business as now conducted (“Governmental Permits”). Sellers hold and are in compliance with all such Governmental Permits, and each Governmental Permit is in full force and effect.

           3.7      Intellectual Property.

                (a)      Attached at Schedule 3.7(a) of the Seller Disclosure Schedule is a list of all Intellectual Property (other than know-how and other similar rights which cannot be listed) owned or utilized by Sellers in connection with the Business that is material to the operation of the Business as presently conducted or proposed to be conducted (including the expected new product release), listing in each case whether such item is owned or licensed by Sellers, and the registration or application numbers where applicable. All of such Intellectual Property are subsisting, valid, unencumbered and enforceable. Except as set forth on Schedule 3.7(a), all necessary registration, maintenance and renewal fees in connection with any such registered Intellectual Property have been paid and all necessary documents and certificates in

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connection therewith have been filed with the relevant patent, copyright, trademark or other governmental authorities.

                (b)      Except for “shrink wrap,” “click to accept,” “off-the-shelf” or similar license arrangements, Sellers have furnished Buyer with copies of all license agreements to which any Seller is a party, either as licensor or licensee, with respect to any Intellectual Property related to the Business and such agreements are described on Schedule 3.7(b) of the Seller Disclosure Schedule.

                (c)      Except as set forth on Schedule 3.7(c) of the Seller Disclosure Schedule, Sellers have legal and beneficial right, title and interest to or license to use all the Intellectual Property without the payment of any royalty or similar payment.

                (d)      Except as set forth on Schedule 3.7(d), no Seller is infringing on, misappropriating or otherwise violating, and the conduct of the Business by Sellers does not infringe, misappropriate, or otherwise violate any Intellectual Property right of others and no Seller has received any written notice regarding same. Sellers are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other dispute involving any intellectual property right or other legally protectable right of another. Sellers are not aware of any infringement, misappropriation, or violation by others of any such rights owned by any Sellers.

                (e)      All intellectual property licenses described on Schedule 3.7(e) of the Seller Disclosure Schedule are valid and binding obligations of Sellers and, to the Knowledge of Sellers, valid and binding on the other parties thereto and enforceable against Sellers, and, to the Knowledge of Sellers, enforceable against the other parties thereto in accordance with their respective terms.

                (f)      Except as set forth in Schedule 3.7(f) of the Seller Disclosure Schedule, no third party has any claim of ownership of the Intellectual Property. In each case in which any Seller has acquired the Intellectual Property or Software from any person, such Seller has obtained a valid and enforceable assignment sufficient to assign all rights in such Intellectual Property or Software to Seller.

                (g)      Sellers have taken all commercially reasonable steps that are required to protect Sellers’ rights in confidential information and trade secrets of Sellers or provided by any other person to Sellers. Without limiting the foregoing, except as set forth on Schedule 3.7(g) of the Seller Disclosure Schedule, each Seller has and enforces a policy requiring each Employee, consultant or contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form previously provided to Buyer, and each present and former Employee, consultant and contractor of each Seller has executed such agreement.

                (h)      Except as set forth on Schedule 3.7(h) of the Seller Disclosure Schedule, Sellers have not placed or become obligated to place any Software into source code escrow, and Seller has not provided the source code to such Software to any third party nor

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granted to any third party any rights to obtain a copy of such source code. To the extent that any source code has been placed in escrow, neither this Agreement nor the transactions contemplated hereby shall trigger any rights of third parties that are a party to any applicable escrow agreement related to source code to access the source code or release the source code from escrow. Sellers have a copy of the object code and source code for all of the Software, and have taken all such actions that are necessary and appropriate to document the features, functionality, and operation of the Software. All such documentation has been written in a manner such that it may be understood, modified, and maintained in an efficient manner by reasonably competent programmers. All the Software operates in accordance with its documentation, is free of any material bugs or defects, and does not contain any Trojan horses or viruses or other components designed to permit unauthorized access or disable or erase software, hardware or data. All Known bugs or defects in the Software are listed in Schedule 3.7(h) of the Seller Disclosure Schedule. All unexpired representations and warranties made or given by any Seller to any of its customers respecting the Software or Intellectual Property are true and correct in all material respects. No Software or any Intellectual Property contains any GNU or “copyleft” software or any modifications thereof, nor was otherwise developed using any GNU or “copyleft” software in a manner that would require Seller under the terms of the license for such GNU or “copyleft” software to distribute the Software (or the source code thereof) without charge or otherwise materially adversely impact the value of the Software.”

                (i)      Neither this Agreement nor the transactions contemplated by this Agreement will result in Sellers granting to any third party any right to (including any escrow rights to or any rights to access the source code of any Software), or with respect to, any Intellectual Property right owned by, or licensed to Sellers or cause Sellers or Buyer to forfeit or terminate any rights in such Intellectual Property or give rise to a right of such forfeiture or termination.

                (j)      Schedule 3.7(j) of the Seller Disclosure Schedule sets forth (i) the current schedule for the expected new product release by the Sellers (including alpha and beta tests and features expected to be added by the new release schedule), and (ii) any significant hurdles Known to Sellers, which would result in any significant delay in achieving such schedule of the new release or any significant limitations on the capabilities of the new release.

           3.8      Compliance with Laws and Other Instruments; Governmental Authorization.

                (a)      Except as set forth on Schedule 3.8(a) of the Seller Disclosure Schedule, in the conduct of the Business and operation of the Acquired Assets and the Assumed Obligations, (i) Sellers have complied in all material respects with all Requirements of Laws (including without limitation all requirements of the Workplace Health and Safety Act 1995 (Qld)) as they relate to the operation of the Business and the Acquired Assets and the Assumed Obligations, and (ii) Sellers have not been issued any citations, notices or orders of non-compliance of a material nature under any Requirements of Laws (including without limitation all requirements of the Workplace Health and Safety Act 1995 (Qld)) within the two years preceding the Closing Date. Neither the ownership nor use of the Acquired Assets nor the conduct of the Business conflicts with the rights of any other Person, violates or, with or without the giving of notice or the

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passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its organization documents, if any, as presently in effect, or any lien, encumbrance, mortgage, hypothec, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which any Seller is a party or by which they may be bound or affected. Sellers have no Knowledge of any proposed law, governmental taking, condemnation or other proceeding which would be applicable to the Business, operations or Acquired Assets and which might have a Material Adverse Effect. Except as set forth on Schedule 3.8(a) of the Seller Disclosure Schedule, no consent, qualification, order, approval or authorization of, or filing with, any Governmental Body is required in connection with Sellers’ execution, delivery and performance of this Agreement and the consummation of any transaction contemplated hereby.

                (b)      Set forth on Schedule 3.8(b) of the Seller Disclosure Schedule are any legal limitations that within the two years preceding the Closing Date (i) have imposed significant monetary costs of compliance on the Sellers with respect to the Business or (ii) have restricted, in any material respect, the business activity of any Seller with respect to the Business.

           3.9      Insurance. With respect to the Business, Sellers have maintained in full force and effect adequate insurance policies. Schedule 3.9(i) of the Seller Disclosure Schedule sets forth a true and complete list of all insurance policies maintained by Sellers in respect of the Business. Schedule 3.9(ii) of the Seller Disclosure Schedule sets forth a true and complete list of all insurance policies maintained by Sellers in respect of the Business that are included in the Acquired Assets specifying the insurer, the amount of the coverage (including applicable deductibles), the type of insurance, the annual premium, the policy liability limits, the policy number, any pending claims thereunder and a summary of all material claims made in the twelve months immediately preceding the date hereof. Sellers have paid all premiums due under such policies listed on Schedule 3.9(ii) of the Seller Disclosure Schedule and such policies are in full force and effect and Sellers are not in possession of any written notices of cancellation of such policies issued by any of such insurance carriers, and to the Knowledge of Sellers, there exists no valid basis for cancellation of such policies listed on Schedule 3.9(ii) of the Seller Disclosure Schedule by the insurance carriers.

           3.10      Employee Plans.

                (a)      Schedule 3.10(a) of the Seller Disclosure Schedule sets forth a true and correct list of all Employee Plans or other material employee benefits. Except as disclosed on Schedule 3.10(a) of the Seller Disclosure Schedule, each Seller has, with respect to the Business and all current and former Employee Plans (and all related trusts, insurance contracts and funds), at all times up to the Closing Date, complied in all material respects with the applicable requirements of any relevant Employee Plan and all other applicable Requirements of Laws. No unfulfilled obligation to contribute with respect to an Employee Plan exists with respect to any Employee Plan, except as shown on Schedule 3.10(a) of the Seller Disclosure Schedule. Except as disclosed on Schedule 3.10(a) of the Seller Disclosure Schedule, any Employee Plan (other than with respect of the UK Employees) may be terminated at the discretion of Sellers, as applicable, at any time, subject to applicable Requirements of Laws. There are no pending or, to the Knowledge of Sellers,

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threatened or anticipated claims (other than routine claims for benefits) by, or behalf of or against any of the Employee Plans or any trust related thereto.

                (b)      Schedule 3.10(b) of the Seller Disclosure Schedule sets forth the accrued and unpaid (i) Australian Employee Benefits (including Australian Employee Termination Benefits) for each Australian Employee, (ii) the Canadian Employee Benefits, and (iii) the UK Employee Benefits for each of the UK Employees, each as of the Effective Time and the Closing Date.   Schedule 3.10(b) of the Seller Disclosure Schedule also sets forth, as at the Effective Time and the Closing Date, for each Australian Employee, all accrued sick leave and accrued and unaccrued long service leave, and any other leave benefits which have vested or accrued in respect of such Australian Employee, including on a pro rata basis with respect to length of service whether or not any minimum period of service has been met. The Australian long service leave set forth on Schedule 3.10(b) of the Seller Disclosure Schedule has been calculated on the basis that the long service leave accrued by Sellers for the Australian Employees is in accordance with the greater of the legislative requirements of the Australian state or territory in which the Australian Employee is employed as at the Closing Date and the Australian Employee’s long service leave entitlement under any contract or Award applicable to that Australian Employee.

                (c)      Schedule 3.10(c) of the Seller Disclosure Schedule sets forth a true and complete list of all superannuation funds for Australian Employees (in this section referred to as the “Australian Funds”), which are the only superannuation schemes or pension arrangements in operation in relation to the Australian Employees to which any Seller contributes or is obliged to contribute. Sellers have no obligation to any of the Australian Employees or directors, whether under a deed, contract, award or any other arrangement, either express or implied or whether enforceable or otherwise, to: (A) make superannuation contributions in respect of the Australian Employee or director at a rate above the prescribed minimum of superannuation support under the Superannuation Guarantee (Administration) Act 1992; or (B) otherwise make periodic or lump sum payments in relation to that person’s superannuation benefit and/or benefit on retirement or termination of employment. With respect to each Australian Fund, (i) the relevant Sellers have provided in respect of the period up to Closing at least the prescribed minimum level of superannuation support for each Australian Employee so as not to incur a shortfall amount under the Australian Superannuation Guarantee (Administration) Act 1992 (Cth), (ii) there are no outstanding and unpaid contributions on the part of any Seller, (iii) there are no unfunded liabilities, and (iv) all contributions to any Australian Fund on the part of any Seller on behalf of any Australian Employee have been made at the relevant Australian Employee’s request. Each Australian Fund is a complying superannuation fund under the Australian Superannuation Industry (Supervision) Act of 1993 (Cth) (in this section referred to as the “SIS Act”) and satisfies the requirements of the SIS Act. The governing rules of each Australian Fund permit the Buyer or its Affiliates to make contributions on behalf of the Australian Employees that are participants in the relevant Australian Fund. All of the Australian Funds are accumulation funds.

                (d)      UK Pension Plans

                     (i)      The Sellers have complied with their duty to facilitate access to a stakeholder pension scheme under section 3 of the Welfare Reform and Pensions Act

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1999 and have complied with all their obligations to the UK Employees pursuant to the Welfare Reform and Pensions Act, 1999 and the Stakeholder Pensions Regulations 2000, as amended. In particular, the Sellers have: (1) after appropriate consultation, designated one stakeholder scheme for those UK Employees who are relevant employees (as defined under the legislation above); (2) supplied information about the designated scheme to the UK Employees who are relevant employees; (3) allowed the scheme representatives reasonable access to the UK Employees who are relevant employees; and (4) deducted and paid over employee contributions and employer contributions (if any) to the designated scheme.

                     (ii)      Schedule 3.10(d) of the Seller Disclosure Schedule sets out a true, complete and accurate list of all UK Employees (including those to whom the arrangement has been made available but are not relevant employees under the legislation, if different) in respect of whom the UK Subsidiary has undertaken to contribute to a stakeholder pension plan (as envisaged by the Welfare Reform and Pensions Act 1999 and the Stakeholder Pension Scheme Regulations 2000, as amended) and the Standard Life Executive Pension Plan (the “EEP”) and the rate and amount of the contributions made by the Sellers in respect of each such Scottish Employee which have been made during the last three years.

                     (iii)     True, complete and accurate copies of the Scottish Widows Stakeholder Scheme and the EEP (collectively, the “UK Pension Plans”) held by the UK Employees have been delivered to the Buyer.

                     (iv)      No assurance, promise or guarantee (oral or written) has been made or given to a UK Employee of a particular level or amount of benefits to be provided in respect of him or her pursuant to the UK Pension Plans on retirement, death or leaving employment. The UK Pension Plans provide only money purchase benefits as defined in section 181 of the Pension Schemes Act 1993.

                     (v)      The Sellers have complied with all their contractual obligations (whether oral or written) to make contributions to the UK Pension Plans and all contributions in respect of all periods up to and including Closing shall have been paid by the Seller on or before the Closing.

                     (vi)      Except for the UK Pension Plans, there is not in operation, and no proposal has been announced to enter into or establish, an agreement, arrangement, custom or practice (whether legally enforceable or not and approved or not by the Inland Revenue for the purposes of Chapter 1 of Part XIV or Chapter IV part XIV of the Income and Corporation Taxes Act 1988, as it was formerly known) for the payment of, or payment of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement death, termination of employment (whether voluntary or not) or during periods of sickness of disablement, for the benefit of a UK Employee or a UK Employee’s dependents.

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                     (vii)      All contributions (including fees and charges and expenses of whatever nature) which are payable by the Sellers under the UK Pension Plans and all contributions from the UK Employees have been made and remitted and those employees have fulfilled all their obligations in respect of the UK Pension Plans.

                     (viii)      The Sellers are not aware of any actual, pending or threatened civil, criminal, arbitration, administrative or other proceedings, complaints or disputes (which includes without limitation, contact with OPRA, or OPAS or the Pensions Ombudsman) concerning the pension rights of the UK Employees. The Sellers are not aware of any matter which might give rise to such a claim.

                     (ix)      No separate promises regarding the provision of life assurance have been made to any of the UK Employees. No UK Employee has been excluded from membership of the UK Pension Plans or provided with different benefits because of their sex or because they were employed part-time.

                     (x)      None of the UK Employees have transferred to the Sellers under a TUPE transfer in the past.

           3.11      Contracts and Agreements.

                (a)     Schedule 3.11(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the Contracts with an annual value in excess of $10,000;

                (b)      Sellers have delivered to Buyer true, correct and complete copies (in the case of each written Contract) or accurate and materially complete written summaries (in the case of each oral Contract) of each Contract;

                (c)      Except as disclosed on Schedule 3.11(c) of the Seller Disclosure Schedule, each Contract is in full force and effect and is valid and enforceable in accordance with its terms. Sellers have, and to the Knowledge of Sellers, each third party has, in all material respects, performed all material obligations required to be performed by it to date under each Contract. Neither any Seller nor, to Sellers’ Knowledge, any other party to a Contract has contravened any of the applicable material terms of a Contract. To the Sellers’ Knowledge, except as disclosed on Schedule 3.11(c) of the Seller Disclosure Schedule, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to constitute or result directly or indirectly in contravention of any Contract. No Seller has given or received notice or other communication (written or oral) regarding any actual, alleged or potential contravention of any Contract.

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                (d)      Except as disclosed on Schedule 3.11(d) of the Seller Disclosure Schedule, no party to a Contract has repudiated any provision of it in writing. There currently are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any Contracts, nor has any written demand for renegotiations been made. No Seller has Knowledge that any party to a Contract does not intend to renew it.

                (e)      Except as disclosed on Schedule 3.11(e) of the Seller Disclosure Schedule, no Seller has Knowledge of facts or trends indicating that the cost of performing any of the Contracts shall materially exceed the revenue generated thereunder. To Sellers’ Knowledge, there are no liabilities under the Contracts that are not apparent from the express language of such Contract.

                (f)      Set forth at Schedule 3.11(f) of the Seller Disclosure Schedule are projected revenues for the Business for the twelve-month period following the Closing and the assumptions upon which such projections are based. No Seller has Knowledge of any event, termination, negotiations or circumstances that would be expected to result in a significant variance from such projections other than such assumptions. Schedule 3.11(f) of the Seller Disclosure Schedule also sets forth the revenues committed under each Contract, and the provisions (if any) permitting any material shortfall in such commitments.

                (g)      Set forth at Schedule 3.11(g) of the Seller Disclosure Schedule are any fees paid to Sellers prior to the date hereof on any Contract with respect to any period following the Closing Date as required to be reflected and accrued on the books and records of Sellers in accordance with GAAP (the “Pre-Paid Amounts”).

           3.12     Claims and Proceedings.    Except as set forth in Schedule 3.12 of the Seller Disclosure Schedule, there are no actions, suits, legal or administrative proceedings or investigations pending or, to the Knowledge of Sellers, threatened, against or relating to Sellers (as it relates to the Business), the Business, the Acquired Assets, or the Assumed Obligations or the transactions contemplated by this Agreement, and Sellers do not Know of any basis for the same.

           3.13     Taxes.

                (a)      Sellers have timely filed all Tax Returns required to be filed by them on or prior to the date hereof (all such Tax Returns being accurate and complete in all material respects). All Taxes owed by Sellers (whether or not shown any Tax Return), which are due as at the date hereof, have been paid. The reserves with respect to Taxes as they relate to the Acquired Assets set forth in the Financial Statements of Sellers (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate and are at least equal to its liability for such Taxes. There exists no proposed tax assessment against Seller relating to the Acquired Assets except as disclosed in the Financial Statements and no director or officer (or employee responsible for Tax matters) of Sellers expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. All Taxes that Sellers are or were required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sellers and all deficiencies

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proposed as a result of any examinations have been paid or settled for all periods ending on or before the Closing Date. No audit by any relevant Taxing Authorities in connection with any Seller Tax Return as it relates to the Acquired Assets is pending or has been announced. Sellers have not consented to any waiver or extension of any statute of limitations with respect to any Tax. Sellers have provided or made available to Buyer complete and correct copies of their Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for each taxable year or other relevant period as to which the applicable statute of limitations has not run on the date hereof. For this purpose, “correspondence and documents” include, without limitation, amended Tax Returns, pending claims for refunds, notices from Tax Authorities of proposed changes or adjustments to Taxes or Tax Returns that have not been finally resolved, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of Sellers. There are no liens, prior claims or hypothecs on any of the assets of Sellers that arose in connection with any failure (or alleged failure) to pay any Tax. None of the Sellers is a party to any Tax allocation or sharing agreement.

                (b)      Each of the Contracts contains provisions such that if any Australian GST is liable to be paid in connection with any taxable supply (as defined in the Australian GST Act) made by any Seller (or, after the assignment of the Contract, Buyer or the ACE Australian Subsidiary) under such Contract, Sellers, Buyer or the ACE Australian Subsidiary, as the case may be, are entitled to recover from the party liable to pay for the taxable supply, an amount so that after meeting any liability for Australian GST, Sellers, Buyer or the ACE Australian Subsidiary shall receive the same amount as if Australian GST were not payable in respect of that supply.

           3.14      No Brokers. Except as described on Schedule 3.14 of the Seller Disclosure Schedule, Sellers have not engaged, or caused to be incurred any liability to, any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery or performance of this Agreement or the transactions contemplated hereby.

           3.15      No Conflict. Except as described on Schedule 2.5(a) of the Seller Disclosure Schedule, the execution, delivery, and performance of the Transaction Documents by Sellers do not (a) violate any Requirements of Laws or any decree or judgment of any court or Governmental Body applicable to any Seller, the Business, the Acquired Assets or the Assumed Obligations, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any agreement, including the Contracts, to which any Seller is a party, or by which any Seller, the Business, the Acquired Assets or the Assumed Obligations are bound, (c) permit the acceleration of the maturity of any indebtedness of any Seller, or the Assumed Obligations, or of any indebtedness secured by the Acquired Assets, or the acceleration of any obligation affecting the Acquired Assets, or (d) violate or conflict with the governing documents of Sellers.

           3.16      Properties and Assets. Schedule 3.16 of the Seller Disclosure Schedule contains an accurate description (by subject leased real and immovable property, name of lessor, date of lease and term expiration date) of each real or immovable property lease, sublease or

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installment purchase arrangement to which Sellers are a party relating to the Business; and a list of all fixed assets used in the Business. No Seller owns any real property relating to the Business. Except for (1) items reflected in the Financial Statements, (2) exceptions to title that do not interfere materially with Sellers’ use and enjoyment of owned or leased real or immovable property, (3) Permitted Exceptions, (4) properties and assets sold or transferred in the ordinary course of business consistent with past practices since the Balance Sheet Date, and (5) items listed on Schedule 3.16 of the Seller Disclosure Schedule, Sellers have good title to the assets relating the Business or reflected as owned by them in the Financial Statements or acquired after the Balance Sheet Date free and clear of all liabilities, obligations and Encumbrances. Mamma.com or such Mamma.com Subsidiary, in each case where it is a lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it in connection with the Business, and there has not occurred under any such lease any material breach, violation or default by Mamma.com or such Mamma.com Subsidiary, and Mamma.com or such Mamma.com Subsidiary has not experienced any material uninsured damage or destruction with respect to such properties since the Balance Sheet Date. All properties and assets used by Sellers in connection with the Business are in good operating condition and repair (subject to ordinary wear and tear) suitable for immediate use in the ordinary course of the Business and comply in all material respects with all Requirements of Laws relating thereto now in effect. Sellers enjoy peaceful and undisturbed possession under all leases for the use of all property relating to the Business under which any of them is the lessee, and all leases to which any Seller is a party are valid and binding obligations of such Seller, and to the Knowledge of Sellers, with respect to the respective third parties thereto, enforceable, in accordance with the terms thereof. None of Sellers are in material default with respect to any such lease, and there has occurred no default by any Sellers or event that with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Requirements of Laws, conditions of record, or other impediments, which interfere with the actual use by any Seller of any of the property leased, or occupied by it in connection with the Business. All leases of premises from which the Business is conducted and which are located in Australia are registered.

           3.17      Inquiries. Schedule 3.17 of the Seller Disclosure Schedule contains a true and correct list of all of the audits, investigations, complaints and written inquiries of Sellers relating to the Acquired Assets by any national, foreign, state, provincial, local or other governmental authority. No such audit or investigation by any national, foreign, state, provincial, local or other governmental authority is being conducted or is pending or to the Knowledge of Sellers, threatened. Sellers have provided to Buyer copies of all written reports and materials received in connection with such audits, investigations, complaints and inquiries.

           3.18      Employees. Sellers are in compliance in all material respects with all Requirements of Laws respecting employment, discrimination in employment, affirmative action, terms and conditions of employment, wages, hours, occupational safety and health, workers’ compensation and employment practices, and are not engaged in any unfair labor practice. All individuals who have performed services for Sellers in connection with the Business in the capacity of an independent contractor were properly characterized as independent contractors. Other than as set forth in Schedule 3.18 of the Seller Disclosure Schedule, no Seller is a party to any collective bargaining agreement or other labor union contract (including,

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without limitation, any Australian award or enterprise agreement), nor does any Seller Know of any activities or proceedings of any labor union to organize any Employees. To the Knowledge of Sellers, no Employees are in violation in any material respect of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by Sellers because of the nature of the Business conducted or presently proposed to be conducted by Sellers or to the use of trade secrets or proprietary information of others. Other than as set forth in Schedule 3.18 of the Seller Disclosure Schedule, no Seller is a party to any written or oral employment agreement, arrangement or commitment with any of its Employees. As of the date hereof, no Employees relating to the Business have given notice to Sellers, nor are Sellers otherwise aware, that any such Employee intends to terminate his or her employment in connection with the transactions contemplated hereby or otherwise or that such transactions will result in such termination other than Michael Tinmouth. Schedule 3.18 of the Seller Disclosure Schedule sets forth a true and correct list of all full and part-time Employees of Sellers relating to the Business, including the position held by such Employee, the date such Employee was hired, and the total compensation, including any bonuses (including, without limitation, incentive schemes and benefits) received by such Employee per annum. No Employee or former Employee has brought any employment-related claim against any Mamma.com Subsidiary that is currently pending other than those set forth in Schedule 3.18 of the Seller Disclosure Schedule.

           3.19      Affiliate Transactions. Except as set forth on Schedule 3.19 of the Seller Disclosure Schedule, no shareholder, director, partner, officer, employee or affiliate of any Seller is, or in the past 12 months has been, a party to any contract, arrangement or understanding with any other Seller relating to the Business, including without limitation any arrangement under which any of such Persons provided services (other than as a director or Employee), goods or materials to any Seller (such as support or back office services, tax sharing arrangements or other intercompany sharing or support arrangements).

           3.20     Environmental Matters.

                (a)      As it relates to or affects the Business or Acquired Assets, Sellers are in compliance in all material respects with all applicable Requirements of Laws relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials) (“Environmental Requirements”). To the Knowledge of Sellers, during the period of ownership or operation of any of the properties of Sellers, there has not been any release of Hazardous Materials in, on, under or affecting any such property. For purposes of this Section 3.20, the term “Hazardous Material” means any hazardous waste, petroleum product, asbestos, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

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                (b)      The Buyer and its Affiliates will not in relation to their respective ownership, occupation, use or operation of the Business or the Acquired Assets pay, suffer, incur or be liable for any loss, cost, expense, damage or outgoing under or in relation to any Environmental Requirements in respect of any act or omission by any person before Closing or in respect of the physical condition of any premises from which the Business is conducted and which are located in Australia (“Australian Properties”).

                (c)      The manner of conduct and operation of the Business and use of the Acquired Assets and the physical condition of the Australian Properties before or as at Closing will not give rise to any loss of the kind referred to in Section 3.20(b) or any other claim, cause of action, prosecution, proceeding or investigation against the Sellers, the Buyer or any of its Affiliates, by any Governmental Body or any other person.

           3.21     Books and Records. The books of account and records of Sellers relating to the Business which have been made available to Buyer, are accurate and complete in all material respects, have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and meet all Requirements of Laws. Each material transaction of the Business is properly and accurately recorded on the books and records of Sellers.

           3.22      Disclosure. No representation or warranty of Sellers in this Agreement and no statement in Seller Disclosure Schedule contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. Sellers do not have Knowledge of any fact not set forth in this Agreement that has specific application to Sellers (other than general economic or industry conditions) and that could have a Material Adverse Effect.

           3.23      VAT Registration. With respect to the UK Subsidiary: (a) the UK Subsidiary is registered for the purpose of VAT and has delivered a copy of its certificate of registration for VAT purposes to Buyer, (b) neither the UK Subsidiary nor a relevant associate (as defined in paragraph 3(7) of Schedule 10 to the Value Added Tax Act 1994 (“VATA”)) of the UK Subsidiary has made a valid and effective election under paragraph 2 of Schedule 10 to the VATA to waive the exemption from VAT in relation to the UK Assets listed in Schedule 2.1 of the Seller Disclosure Schedule (the “Elected Assets”) and (c) the assets of the UK Subsidiary are not capital assets as defined by paragraph 113 of the Value Added Tax Regulations 1995.

           3.24     Solvency.

                (a)      No order has been made or petition presented, meeting convened or resolution passed for the winding up of any Seller nor has any administrator or receiver been appointed or any distress, execution or other process been levied in respect of the Business or the Acquired Assets or any of them.

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                (b)      No composition in satisfaction of the debts of the Sellers or scheme of arrangement of its affairs or compromise or arrangement between it and either or both of its creditors or members has been proposed, sanctioned or approved.

                (c)      No distress, diligence, distraint, charging order, garnishee order, execution or other process has been implemented, levied or applied for in respect of the whole or any part of the Business or the Acquired Assets.

                (d)      No event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by the Sellers to crystallise over the Business or the Acquired Assets or any of them or any charge created by it to become enforceable over the Business or the Acquired Assets or any of them nor has any such crystallisation occurred nor is such enforcement in process.

                (e)      The value of the each of the Seller’s assets is not (and, as a consequence of the transactions contemplated by this Agreement shall not become) less than the amount of its liabilities, taking into account its contingent and prospective liabilities.

           3.25      Solvency of the Australian Subsidary.

                (a)      The Australian Subsidiary has not gone into liquidation or received a deregistration notice under section 601AB or applied for deregistration under section 601AA of the Australian Corporations Act 2001.

                (b)      No petition or other process for winding-up or dissolution including a demand under section 459E of the Australian Corporations Act 2001 has been presented or threatened against the Australian Subsidiary and no circumstances exist which would give rise to such a petition, demand or other process.

                (c)      No writ of execution has issued against the Australian Subsidiary or any of the Australian Subsidiary’s property and there are no circumstances justifying such a writ.

                (d)      No administrator, receiver or receiver and manager, administrative receiver, or controller (as defined in the Australian Corporations Act 2001) or similar officer of any part of the Australian Subsidiary’s undertaking or assets has been appointed or is threatened or expected to be appointed and there are no circumstances justifying such an appointment.

                (e)      The Australian Subsidiary is able to pay its debts as and when they become due and payable, is not taken under the Australian Corporations Act 2001 to be unable to pay its debts, has not stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts and no circumstances exist which would require a court to presume that the Australian Subsidiary is insolvent under the Australian Corporations Act 2001.

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                (f)      The Australian Subsidiary has not entered or taken steps to enter and does not propose to enter into any arrangement, compromise or assumption with or assignment for the benefit of its creditors or a class of them.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby makes the following representations and warranties to Sellers as set forth in this Article IV, subject to the exceptions disclosed in writing in the Buyer Disclosure Schedule as of the date hereof, each of which is being relied upon by Sellers as a material inducement to enter into and perform this Agreement.

          4.1      Organization.

                (a)      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents and to perform the transactions contemplated hereby and thereby and, following the Closing, to operate the Business and own or lease, as the case may be, the Acquired Assets and assume the Assumed Obligations.

                (b)      Each of the ACE Australian Subsidiary and the ACE Canadian Subsidiary is a wholly owned subsidiary of Buyer. Each of the ACE Australian Subsidiary and the ACE Canadian Subsidiary is a corporation duly organized, validly existing, registered and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents and to perform the transactions contemplated hereby and thereby.

           4.2      Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action of Buyer, the ACE Australian Subsidiary and the ACE Canadian Subsidiary, and the Agreement and the Transaction Documents have been duly and validly executed and delivered by Buyer, the ACE Australian Subsidiary and the ACE Canadian Subsidiary and constitute the valid and binding obligations of Buyer, the ACE Australian Subsidiary and the ACE Canadian Subsidiary, enforceable against Buyer, the ACE Australian Subsidiary and the ACE Canadian Subsidiary, as applicable, in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

           4.3      No Brokers. Except as set forth on Schedule 4.3, neither Buyer, the ACE Australian Subsidiary nor the ACE Canadian Subsidiary has engaged, or caused to be incurred any liability to, any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery or performance of this Agreement or the transactions contemplated hereby.

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           4.4      Claims and Proceedings. There are no actions, suits, legal or administrative proceedings or investigations pending, or to the Knowledge of Buyer, threatened against Buyer, the ACE Australian Subsidiary or the ACE Canadian Subsidiary relating to the transactions contemplated by this Agreement, and neither the Buyer, the ACE Australian Subsidiary or the ACE Canadian Subsidiary knows of, nor does Buyer, the ACE Australian Subsidiary nor the ACE Canadian Subsidiary have any reason to be aware of, any basis for the same.

           4.5      No Conflict. Except as described on Schedule 4.5 of the Buyer Disclosure Schedule, the execution, delivery, and performance of the Transaction Documents by Buyer, the ACE Australian Subsidiary and the ACE Canadian Subsidiary do not (a) violate any Requirements of Laws or any decree or judgment of any court or Governmental Body applicable to Buyer, the ACE Australian Subsidiary or the ACE Canadian Subsidiary or (b) violate or conflict with the governing documents of Buyer, the ACE Australian Subsidiary or the ACE Canadian Subsidiary.

          4.6      Governmental Authorization. Except as set forth on Schedule 4.6 of the Buyer Disclosure Schedule, no consent, qualification, order, approval or authorization of, or filing with, any Governmental Body is required in connection with Buyer’s, the ACE Australian Subsidiary’s or the ACE Canadian Subsidiary’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

           4.7      Financially Capable. Buyer is financially capable of consummating the transactions contemplated on its part herein, and Buyer will fund the Purchase Price internally through existing corporate resources.

ARTICLE V
OTHER AGREEMENTS

           5.1      Further Assurances. From time to time after the Closing, at the request of Buyer but without further consideration, Sellers shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as Buyer may reasonably request in order to consummate the transactions contemplated hereby.

           5.2      Conduct of Business.

                (a)        After the date of this Agreement and prior to the Closing Date (the “Transition Period”), the Sellers shall operate the Business in the ordinary course and consistent with past practice. Without limiting the foregoing, without the prior written consent of Buyer, Sellers shall not (i) sell, assign or encumber any of the Acquired Assets, (ii) modify, terminate or amend any Contract or (iii) terminate or amend the terms of employment of any Employee; provided, however, that nothing contained in this Section 5.2(a) shall limit Sellers’ ability to license their software to customers in the ordinary course of operating the Business. Sellers shall keep Buyer informed of all material developments affecting or pertaining to the Sellers, the Business, Acquired Assets or Assumed Obligations. Sellers shall also preserve their existing business relationships with their Employees, customers and others with whom they have a business relationship related to the Business, and to preserve and protect their properties and assets relating to the Business.

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                (b)      During the Transition Period, Sellers shall not, and shall not permit their respective employees, representatives, agents or Affiliates to, solicit offers from, negotiate with, enter into any agreement with or provide financial or operating information concerning the Business to any Person for the purpose of determining such Person’s interest in acquiring the Business or any part thereof (each, an “Acquisition Transaction”). Sellers shall, and shall cause their respective employees, representatives and agents to, cease any current discussions with other Persons concerning any Acquisition Transaction.

           5.3      Access to Records.

                (a)      Prior to the Closing Date and upon reasonable notice and subject to applicable laws relating to the exchange of information prior to Closing, Sellers shall provide to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours, to all its and the Sellers’ properties, books, contracts, commitments and records that are related to the Business, the Acquired Assets and the Assumed Obligations as Buyer may reasonably request. Buyer shall hold all such information in confidence to the extent required by, and in accordance with, the confidentiality provision contained in paragraph 2 of that certain mutual nondisclosure agreement between the Parties, dated as of January 14, 2003 (the “Confidentiality Provision”).

                (b)      At any time after the Closing Date, each of the Parties agrees that it will give, or cause to be given, to the other Party, its successors and its representatives, during normal business hours and upon reasonable notice, such reasonable access to its properties, titles, contracts, books, records, files and documents as is necessary to allow the requesting Party to obtain information with respect to any claims, demands, audits, suits or matters with respect to the corporate records of the Business and of a similar nature made by or against such Party, and to make copies of such information to the extent reasonably necessary.

                (c)      Sellers shall keep copies of all records necessary for them to file their tax returns for the current year and shall have continued access to records for prior years for tax purposes.

          5.4      Post-Closing Accounts.

                (a)      The parties acknowledge and agree that as contemplated by Section 2.8, the accounts payable (including all liabilities related to the Business applicable to any period prior to the Effective Time) and accounts receivable with respect to the Business which exist as of the Effective Time (the “Pre-Effective Time Accounts Payable,” and the “Pre-Effective Time Accounts Receivable,” respectively) shall not be transferred to Buyer hereunder and shall be retained by Sellers. To the extent such accounts are still outstanding as of the Closing Date, from and after the Closing Date Buyer shall use commercially reasonable efforts to collect the then-outstanding Pre-Effective Time Accounts Receivable and pay the Pre-Effective Time Accounts Payable on behalf and for the benefit of Sellers, and Buyer shall be granted authority by Seller to deposit and withdraw funds from specified Sellers bank accounts for this purpose. Buyer shall follow the reasonable instructions of and be supervised by Sellers in connection with the

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collection of these Pre-Effective Time Accounts Receivable. Buyer shall deposit the funds collected pursuant to such Pre-Effective Time Accounts Receivable into the specified Sellers bank account, and make all payments of Pre-Effective Time Accounts Payable from such account. If Sellers receive any invoices related to the Pre-Effective Time Accounts Payable, Sellers shall deliver such invoices to Buyer, and Buyer shall make timely payment as provided above. In the event that any Pre-Effective Time Accounts Payable becomes due and Buyer has not received sufficient funds from the collection of the Pre-Effective Time Accounts Receivables to permit the payment of such Pre-Effective Time Accounts Payable, Mamma.com shall promptly deposit payment for such Pre-Effective Time Accounts Payable into the specified Sellers bank account. Buyer agrees to provide Sellers with monthly statements indicating the status of the collection and payment of Pre-Effective Time Accounts Receivable and Pre-Effective Time Accounts Payable.

                (b)      Sellers shall indemnify, defend and hold harmless Buyer, its directors, officers, employees and agents, from and against any and all damages, losses or costs of any type relating to the services provided by Buyer hereunder, except to the extent the same are caused by, in whole or in part, to any gross negligence or willful misconduct by Buyer.

                (c)      To the extent any Seller receives any funds or other assets in payment of receivables or service fees related to or arising out of the Business, the Acquired Assets or the Assumed Obligations for the period on and after the Effective Time (“Post-Effective Time Payments”), such Seller shall as soon as reasonably practicable deliver the Post-Effective Time Payments to Buyer and take all steps necessary to vest title to such funds and assets in Buyer.

           5.5      Employment.

                (a)      Canada. Buyer agrees to offer employment as of the Closing Date to Michael Tinmouth and Lele Yang on terms to be mutually agreed upon. At or immediately prior to the Closing, Sellers shall release Michael Tinmouth and Lele Yang from employment with effect from the Closing Date. At or immediately prior to the Closing, Sellers shall pay the Canadian Employee Benefits to Michael Tinmouth and Lele Yang.

                (b)      Australia.

                      (i)      Employees. ACE Australian Subsidiary agrees to offer employment as of the Closing Date to each of the Australian Employees as follows: (1) those Australian Employees whose names are set forth on Schedule 5.5(b)(i)(1) will be offered employment at compensation levels and on terms and conditions substantially similar to or greater than those currently received from the Sellers, (2) those Australian Employees whose names are set forth on Schedule 5.5(b)(i)(2) will be offered fixed-term employment until March 31, 2004 at compensation levels substantially similar to or greater than those currently received from the Sellers, and (3) all other Australian Employees will be not be offered employment. At or immediately prior to the Closing, Sellers shall release the Australian Employees from employment with effect from the Closing Date.

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                      (ii)      Benefits. At or immediately prior to the Closing, Sellers shall pay to the Australian Employees the Australian Employee Benefits due to or accrued by them up to Closing.

                      (iii)      Severance. At the Closing, Sellers shall pay the Australian Employee Termination Benefits to the Fixed-Term Australian Employees and the Terminating Australian Employees. Buyer agrees to pay to Sellers the Australian Employee Termination Benefit Adjustment pursuant to Section 2.8 hereof.

                      (iv)      Pension Matters. The superannuation arrangements that applied to each Transferring Australian Employee and Fixed-Term Australian Employee will continue unchanged following Closing (except that the ACE Australian Subsidiary will be the participating employer in the relevant Australian Funds with effect from Closing) until the ACE Australian Subsidiary decides to change those arrangements. Sellers must provide and must use all reasonable endeavors to ensure that the trustees of the Australian Funds provide the ACE Australian Subsidiary with any information reasonably required by the ACE Australian Subsidiary in connection with this purpose. As soon as reasonably practicable after Closing, Buyer and Sellers shall do all things required by the trustees of the Australian Funds to substitute the ACE Australian Subsidiary as a participating employer in the Australian Funds with effect from Closing. Sellers shall use all reasonable efforts to ensure that no action is taken, discretion exercised or omission occurs that would alter the level of benefits or contributions in respect of a Transferring Australian Employee or Fixed-Term Australian Employee under the governing rules of the Australian Funds from the level applicable immediately before the date of this Agreement.

                (c)      Scotland.

                      (i)      Employees. Sellers and Buyer acknowledge and agree that the sale and purchase of the Business of the UK Subsidiary pursuant to this Agreement will constitute a relevant transfer for the purposes of TUPE and accordingly the terms of employment of the UK Employees will not be terminated at the Closing Date or the Effective Time and such terms shall be transferred to the Buyer pursuant to TUPE with effect from the Closing Date which shall be the time and transfer under TUPE. Sellers agree to pay to Buyer the UK Employee Benefits Adjustment pursuant to Section 2.7 hereof.

                      (ii)        Employment Contracts. If any employment contract not disclosed in writing by Sellers to the Buyer or any other employment contract of any employee employed in the UK other than a UK Employee as listed on Schedule 3.18 of the Seller Disclosure Schedule has effect as if originally made between the Buyer and the employee concerned as a result of TUPE, the Buyer may, upon becoming aware of any such contract, terminate it forthwith.

                      (iii)        Stanplan. Subject to the consent of the insurer (Standard Life) and the Inland Revenue, Buyer or an Affiliate of Buyer shall become a participating

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employer in the Stanplan on the same terms as the UK Subsidiary in respect of the UK Employees who are members of the Stanplan as at Closing with effect from Closing.

                (d)      Nothing contained in this Section 5.5 shall in any way limit any of the Sellers’ obligations to make payments or provide indemnities under any other provision of this Agreement in connection with any and all Employees.

           5.6      Use of Name. From and after the Closing, the Sellers and their Affiliates shall discontinue all use of the name Intasys; provided, that, for up to one year following the Closing, the Sellers and their Affiliates may use the name Intasys (i) to the extent necessary to transition to the new corporate name(s) to be used by the Sellers or their Affiliates (i.e., to use “Intasys” as a formerly known as designation during the transition period and for similar purposes) and (ii) in their website or email addresses, but in no event shall any Seller or any Affiliate of the Sellers market new or existing products or services under the Intasys name from and after the Closing; provided, further, that, each of the subsidiaries of Mamma.com listed on Schedule 5.6 of the Seller Disclosure Schedule may continue to use “INTASYS” in its corporate name for twenty (20) years from the Closing Date or until such entity engages in active business operations, whichever occurs first.

           5.7      Transition Assistance.

                (a)      From the date hereof, except as expressly contemplated or required hereby, Sellers shall not in any manner take or cause to be taken any action which is designed, or intended or might reasonably be anticipated to have the effect of discouraging customers, suppliers, lessors, employees and other associates of the Business from maintaining the same business relationships with the Buyer after the date of this Agreement as were maintained with the Business prior to the date of this Agreement.

                (b)      Following the Closing, Sellers shall provide or cause to be provided to Buyer the services identified on Schedule 5.7(b) for the time periods specified therein, at no cost to Buyer.

           5.8      Audited Financial Statements. As soon as practicable after Closing and in any event within sixty days of the Closing Date, Sellers shall deliver to Buyer the audited consolidated financial statements of Sellers with respect to the Business for the year ending December 31, 2003 (“2003 Financial Statements”). Buyer hereby agrees to, upon reasonable request from Sellers, cooperate with Sellers in Sellers’ efforts to deliver the 2003 Financial Statements by providing assistance from Buyer’s Employees and records of the Business to Seller. The 2003 Financial Statements (including the related notes, where applicable) shall present a true and fair view of the results of the operations and financial condition of Sellers as of and for the year ending December 31, 2003 and comply with applicable accounting requirements and each of such statements (including the related notes, where applicable) will be prepared in accordance with GAAP.

           5.9      Non-Competition; Non-Solicitation.

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                (a)      In partial consideration of the payment of the Purchase Price set forth in Section 2.7, Sellers agree that for a period of two years after the Closing Date, Sellers and each entity that Sellers directly (or indirectly through a controlled Affiliate) control, including any entity acquired subsequent to the date hereof (Sellers and each such entity a “Restricted Entity”) shall not develop, market, sell, install or maintain billing and customer care and mediation software for customers in the telecommunications industry (the “Restricted Products or Services”) in Canada, the United States, the United Kingdom, Nepal, or the following states in Australia: New South Wales, Queensland, Victoria and Western Australia. For the purposes of this Section 5.9, “control” means the ability (through the ownership of securities or similar interests, by contract or otherwise and whether or not exercised) to elect a majority of the board of directors or similar governing body of a Person. Sellers acknowledge that they have received adequate consideration for the covenants contained in this Section 5.9, that such covenants are reasonable and necessary to protect Buyer’s interests, that the covenants of Sellers set forth in this Section 5.9 are essential elements of this Agreement and that, but for the agreement of Sellers to comply with these covenants, Buyer would not have entered into this Agreement. Sellers acknowledge that this Section 5.9 contains independent covenants and shall not be affected by performance or nonperformance of any other provision of this Agreement by Buyer or the ACE Australian Subsidiary. Sellers have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 5.9 are reasonable and proper.

                (b)      Sellers agree that for a period of two years after the Closing Date, no Restricted Entity may, directly or indirectly, solicit for employment any employee of Buyer related to the Business; provided, however, that general solicitation through newspaper advertising, the internet or job fairs and ordinary course recruiting activities consistent with past practice shall not be deemed a violation of this provision.

           5.10      UK Value Added Tax. The Buyer undertakes to the Seller to supply to the Sellers evidence reasonably satisfactory to the Sellers that it is a registered taxable person for the purposes of VAT.

           5.11      UK Security Deposits. The parties hereby agree that, following Closing, Buyer shall assume the rights to the security deposits for the leasehold properties listed on Schedule 5.12 of the Seller Disclosure Schedule. Pursuant to the foregoing, Buyer shall enter into rental deposit agreements with the landlords of such properties pursuant to which the landlords shall acknowledge that Buyer has assumed the rights to such security deposits. Buyer shall reimburse Sellers for such security deposits in the amount of $59,220 pursuant to the purchase price adjustment as set forth in Section 2.7. If for any reason either or both of such security deposits are refunded to Sellers by the landlords following the Closing, Sellers shall promptly forward such security deposit to Buyer.

           5.12   Revised Schedules. The parties acknowledge that they are executing this Agreement on the date hereof despite the fact that certain of the Seller Disclosure Schedules are incomplete. Prior to Closing, Seller shall provide complete copies of Schedule 3.10(b) of the Seller Disclosure Schedules, and such other Seller Disclosure Schedules as may be mutually agreed upon

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by the parties (the “Revised Schedules”), which shall be completed in form and substance satisfactory to Buyer in its sole discretion. In addition, if the Revised Schedules disclose any additional liabilities to be assumed by Buyer or any Affiliate of Buyer, the parties shall negotiate a mutually acceptable reduction in the Purchase Price.

ARTICLE VI
CONDITIONS TO CLOSING

           6.1      Conditions to Each Party’s Obligations. The obligation of each Party to consummate the transactions contemplated hereby is subject to satisfaction on or prior to the Closing Date of the following conditions (any of which may be waived by the Parties in writing):

                (a)      Approvals and Consents. All required approvals, consents, notifications with respect to the Contracts and authorizations of Governmental Bodies and other third parties, including all Consents, shall have been received and no Governmental Body shall have imposed, as a condition to the granting of such approval, consent or authorization, any condition that Buyer, in its reasonable judgment, determines to have a Material Adverse Effect. The Acquired Assets shall be free from all Encumbrances.

                (b)      No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

           6.2      Conditions to Buyer’s Obligations. The obligation of Buyer (and the ACE Australian Subsidiary) to consummate the transactions contemplated hereby is subject to satisfaction on or prior to the Closing Date of the following conditions (any of which may be waived by Buyer in writing):

                (a)      Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

                (b)      Performance of Covenants and Agreements. Each of the Sellers shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

                (c)      Documents to be Delivered by Sellers. The following documents shall be delivered to Buyer at or prior to the Closing by Sellers:

                     (i)      Conveyance Documents. Sellers shall have executed and delivered such releases, instruments of sale, transfer, assignment, conveyance and delivery, in form

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and substance reasonably satisfactory to counsel for Buyer, as are required in order to transfer to Buyer the Acquired Assets and the Assumed Obligations.

                     (ii)      Records of Sellers. All Contracts, files, documents, data, records and information of Sellers relating to the conduct of the Business, the Acquired Assets or the Assumed Obligations or copies thereof shall have been delivered to Buyer other than any Excluded Assets.

                      (iii)      Officer’s Certificate. Sellers shall have delivered a certificate signed on behalf of Sellers by the chief executive officer or chief financial officer of each Seller to the effect that each of the conditions specified above in Sections 6.2(a) and (b) are satisfied in all respects.

                      (iv)      Legal Opinion. Sellers shall have delivered legal opinions of Sellers’ various counsels in the forms attached as Exhibit B.

                      (v)      Escrow Agreement. Mamma.com shall have executed and delivered the Escrow Agreement to Buyer.

                      (vi)      Revised Schedules. Sellers shall have delivered the Revised Schedules to Buyer in form and substance satisfactory to Buyer in its sole discretion.

                 (e)      Pre-Effective Time Accounts. Sellers shall have delivered a true and accurate list of Pre-Effective Time Accounts Receivable and Pre-Effective Time Accounts Payable.

                (f)      Employees. As of the date of the Closing Michael Tinmouth shall have accepted the terms of employment offered by Buyer.

                (g)      Accrued Employee Benefits. Sellers shall have paid (i) to each Australian Employee the monetary value of the Australian Employee Benefits accrued by the Australian Employee up to Closing (including, without limitation, the Australian Employee Termination Benefits, as applicable) and (ii) to Michael Tinmouth and Lele Yang the monetary value of the Canadian Employee Benefits or any other amount agreed by him and Mamma.com in full and final payment of any sums owing to him as a result of his employment by Mamma.com prior to the Closing Date.

                (h)      Australian Lease. Either (i) Sellers shall have assigned (and obtained all necessary consents related thereto) the Australian Lease to the ACE Australian Subsidiary, or (ii) the ACE Australian Subsidiary shall have entered into a new lease arrangement directly with the landlord who is currently a party to the Australian Lease on terms satisfactory to Buyer in its sole discretion.

                (i)      No Material Adverse Change. There shall have been no Material Adverse Change or Material Adverse Effect with respect to the Sellers.

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          6.3      Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated hereby is subject to satisfaction on or prior to the Closing Date of the following conditions (any of which may be waived by Mamma.com in writing):

                (a)      Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

                (b)      Performance of Covenants and Agreements. Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

                (c)      Documents to be Delivered by Buyer. The following documents shall be delivered at the Closing by Buyer:

                      (i)      Officer’s Certificate. Buyer shall have delivered a certificate signed on behalf of Buyer by the chief financial officer of Buyer to the effect that each of the conditions specified above in Sections 6.3(a) and (b) are satisfied in all respects.

                      (ii)      Escrow Agreement. Buyer shall have executed and delivered the Escrow Agreement to Sellers.

                      (iii)      Legal Opinion. Buyer shall have delivered the legal opinion of Buyer’s counsel, in the form attached as Exhibit C.

                (d)      Purchase Price Buyer shall have delivered the Purchase Price to Mamma.com.

                (e)        Escrow Sum. Buyer shall have delivered the Escrow Sum to the Escrow Agent.

ARTICLE VII
INDEMNIFICATION

           7.1     Indemnification of Buyer. Sellers, jointly and severally (solidarily), agree that they will indemnify, defend, and save and hold harmless Buyer and each officer, director, and Affiliate of Buyer, including, without limitation, any successor of Buyer (collectively, the “Buyer Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the “Buyer Indemnifiable Costs”), which any of the Buyer Indemnified Parties may sustain, or to which any of the Buyer Indemnified Parties are subjected, arising out of (i) any breach of or failure to perform any representation, warranty, covenant, agreement or undertaking made by Sellers contained in this Agreement, (ii) any liability or obligation of any Sellers, other than the Assumed

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Obligations, arising out of the conduct of the Business prior to the Closing, or (iii) any of the Excluded Liabilities; provided, however, the Buyer Indemnifiable Costs shall not include any incidental or consequential damages.

           7.2      Indemnification of Sellers. Buyer agrees that it will indemnify, defend, save and hold harmless Sellers, and their shareholders, officers, directors and Affiliates, including, without limitation, any successors of Sellers (collectively, the “Seller Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the “Seller Indemnifiable Costs”), which any of the Seller Indemnified Parties may sustain, or which any of the Seller Indemnified Parties are subjected, arising out of (i) any breach of or failure to perform any representation, warranty, covenant, agreement or undertaking by Buyer, the Canadian Subsidiary or the Australian Subsidiary contained in this Agreement, or (ii) any Assumed Obligation; provided, however, the Seller Indemnifiable Costs shall not include any incidental or consequential damages.

           7.3     Cooperation.

                (a)      Notice. Any Indemnified Party shall give prompt written notice to the party against whom a claim is or may be made under Section 7.1 or 7.2 (the “Indemnifying Party”) of any assertion, claim or demand which the Indemnified Party discovers or of which notice is received after the Closing and which might give rise to a claim by the Indemnified Party under Sections 7.1 or 7.2 hereof stating in reasonable detail the nature, basis and amount thereof.

                 (b)      Claims for Money Damages. In case of any claim for money damages by a third party, any suit for money damages, any claim for money damages by any Governmental Body, or any legal, administrative or arbitration proceeding with respect to which the Indemnifying Party may have liability for money damages under the indemnity agreements contained in Sections 7.1 or 7.2 hereof, the Indemnifying Party shall be entitled to participate therein, and to the extent desired, to assume the defense thereof, and after notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the Indemnifying Party does not actually assume the defense thereof following notice of such election. Buyer or Sellers shall make available to the others and their attorneys and accountants, at all reasonable times, all books and records relating to such suit, claim or proceeding, and Buyer and Sellers will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, claim or proceeding. Buyer and Sellers will not make any settlement of any claim which might give rise to liability of the Indemnifying Party hereunder for money damages or which binds the Indemnifying Party to any obligation under the indemnity agreement contained in Sections 7.1 or 7.2 hereof without the consent of the other which consent shall not be unreasonably withheld. If the Indemnifying Party shall desire and be able to effect a monetary compromise or settlement of any such claim which settlement or monetary compromise shall fully and finally relieve the Indemnified Party of any liability in connection with such cause of action and claim and the Indemnified Party shall refuse to consent to such compromise or settlement (to the extent it relates to money damages), then the liability of the Indemnifying

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Party to the Indemnified Party with respect to settlement of such claim shall be limited to the amount so offered in compromise or settlement.

           7.4     Survival; Limits on Indemnification. Except for any claims for breach of the representations and warranties of Sellers under Sections 3.8 and 3.13 hereof (for which indemnification claims must be made prior to the expiration of the applicable statute of limitations plus 60 days and if so made, such claims shall continue after such date until finally resolved and made), the right to make claims for indemnification by the Buyer Indemnified Parties or the Seller Indemnified Parties provided under this Article VII for breaches of representations and warranties contained herein shall expire fourteen months following the Closing Date (except for claims made prior to such date which shall continue after such date until finally resolved and except for claims based on third-party infringement Intellectual Property Claim, which will not be subject to time limits). Sellers shall not be obligated to pay any amounts for indemnification under this Article VII for breaches of Sellers’ representations and warranties contained in Article III until the aggregate indemnification obligation sought by the Buyer Indemnified Parties hereunder exceeds $30,000, whereupon Sellers shall be liable for all amounts for which indemnification may be sought for such breaches of Sellers’ representations of warranties up to a maximum indemnification for all claims paid by Sellers equal to the Purchase Price. Buyer shall not be obligated to pay any amounts for indemnification under this Article VII for breaches of its representations contained in Article IV until the aggregate indemnification obligation sought by the Seller Indemnified Parties hereunder exceeds $30,000, whereupon Buyer shall be liable for all amounts for which indemnification may be sought for breaches of its representations and warranties up to a maximum indemnification for all claims paid by Buyer equal to the Purchase Price. Notwithstanding the foregoing, the Buyer Indemnified Parties shall be entitled to indemnification at any time for all damages based on (i) fraud, (ii) with respect to any unpaid or past due Taxes of Sellers related to the Business, (iii) the Excluded Liabilities or (iv) amounts due by Seller on the Proration Statement pursuant to Section 2.8 without regard to any time limits or aggregate or threshold amounts, and Buyer Indemnified Parties shall be entitled to all damages based on a breach of Section 3.10(b) hereof without regard to any threshold amounts. Each Party’s sole and exclusive monetary remedy against the other parties for any matter described in Sections 7.1 or 7.2 is the right to proceed for indemnification in the manner and subject to the limitations of this Article VII. However, nothing in this Article VII shall limit any Party in exercising or securing any remedies provided by applicable statutory or common law with respect to the conduct of the other parties in connection with this Agreement or in the amount of damages that they can recover from the other in the event that such party successfully proves intentional fraud or intentional fraudulent conduct in connection with this Agreement. Any amounts paid by Sellers pursuant to this Section shall be treated for Tax purposes as a reduction of the Purchase Price. If any claim for indemnification is made by Buyer or any of its representatives, stockholders, controlling persons, or Affiliates pursuant to this Article VII prior to the expiration of the Escrow Period, Buyer shall first apply to the Escrow Agent for reimbursement of such claim in accordance with the provisions of the Escrow Agreement prior to seeking reimbursement directly from Sellers for such claim.

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ARTICLE VIII
TAXES, UTILITIES, ASSESSMENTS
AND OTHER ADJUSTMENTS

           8.1     Adjustments. Sellers shall be liable for and shall pay all General Taxes (as hereinafter defined) levied and assessed against the Acquired Assets for periods ending prior to the Closing Date. The term “General Taxes” shall mean all taxes imposed by any Governmental Body, including employment taxes, payroll taxes, severance taxes or other taxes on real or personal property, highway vehicle use taxes and fees, franchise taxes, income taxes or other taxes based on income, but the term “General Taxes” shall exclude all taxes covered by Sections 8.2, 8.3 and 8.4.

          8.2      Australian GST.

                (a)      The Australian Subsidiary and the ACE Australian Subsidiary agree that the Agreement, and the sale and purchase of the Australian Acquired Assets contemplated hereby is the supply of a going concern by the Australian Subsidiary to the ACE Australian Subsidiary, which is Australian GST -free under subdivision 38-J of the Australian GST Act, and Sellers agree that they will conduct the subject matter of the Agreement as such up to and including the Closing Date. The ACE Australian Subsidiary has delivered to Sellers evidence that it is registered for Australian GST. The Australian Subsidiary has delivered to the ACE Australian Subsidiary evidence to that it is registered for Australian GST. Any amount that Sellers pay or are liable to pay to Buyer or the ACE Australian Subsidiary under any indemnity under this Agreement, or for breach of this Agreement is to be treated as a reduction of the purchase price in Section 2.7 for the purposes of the Australian GST Act. Any amount that Buyer or the ACE Australian Subsidiary pays or is liable to pay to Sellers under any indemnity under this Agreement, or for breach of this Agreement by Buyer or the ACE Australian Subsidiary is to be treated as an accretion to the purchase price in Section 2.7 for the purposes of the Australian GST Act. If the Australian Subsidiary or the ACE Australian Subsidiary is entitled to be reimbursed for an expense or outgoing incurred in connection with the Agreement, then the amount of the reimbursement will be net of any input tax credits which may be claimed by the party being reimbursed in relation to that expense or outgoing. Terms defined in the Australian GST Act have the same meaning in this Section 8.3 unless provided otherwise.

                (b)        Unless expressly included, the consideration for any supply under or in connection with this Agreement does not include Australian GST. Subject to Section 8.2(a), to the extent that any supply made by Australian Subsidiary or the ACE Australian Subsidiary under or in connection with this Agreement is a taxable supply, the relevant supplier may increase the consideration for that supply by an amount not exceeding the amount of the consideration multiplied by the rate at which Australian GST is imposed in respect of the supply. The right of Australian Subsidiary or the ACE Australian Subsidiary to recover any amount in respect of Australian GST under this Agreement on a supply is subject to the issuing of the relevant tax invoice or adjustment note to ACE Australian Subsidiary or the ACE Australian Subsidiary as the case may be. Subject to any other provision of this Agreement, the recipient must pay any amount in respect of Australian GST within 7 days of the issuing of the relevant tax invoice or adjustment note to the recipient.

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           8.3     UK Value Added Tax. It is the intention of all parties to this Agreement that the Business shall be transferred to the Buyer as a going concern on the terms and conditions set forth herein and that the provisions of Article 5 shall apply to such transfer and the sale and purchase of the Acquired Assets as to be treated as neither a supply of goods nor a supply of services for purposes of VAT, and each party shall use its reasonable endeavors to procure that the sale of the Business is treated as neither a supply of goods nor a supply of services under that Article.

           8.4     Sales, Use, Transfer and Other Taxes. The Buyer shall pay either to the Sellers or directly to the appropriate Taxing Authority as required under the relevant legislation any Taxes exigible in connection with transfer of the Acquired Assets or any action contemplated under this Agreement but excluding General Taxes as defined in Section 8.1 of this Agreement and excluding any capital gains taxes. Notwithstanding the foregoing, Buyer and Sellers shall cooperate and render to each other such assistance as may reasonably be required of each other, including, without restricting the generality of the foregoing, executing such tax forms, tax elections or purchase exemption certificates as necessary, to reduce or eliminate under legislation, statute, act, regulation or published policy of any Taxing Authority any Tax payable as a result of the actions contemplated by this Agreement.

ARTICLE IX
TERMINATION

           9.1     Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

                 (a)     by mutual written consent of Sellers and Buyer, duly authorized by the boards of directors of each Seller and Buyer;

                 (b)     by Sellers or Buyer if the Closing has not occurred on or before February 27, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

                 (c)      by Sellers or Buyer if consummation of the transactions contemplated by this Agreement will violate any non-appealable final order, decree or judgment of any court or Governmental Body having competent jurisdiction;

                 (d)     by Buyer, if Mamma.com Board of Directors, for any reason, (i) approves a third party proposal for an Acquisition Transaction that is inconsistent with the transactions contemplated by this Agreement, or (ii) violates Section 5.2(b) of this Agreement;

                 (e)      by Buyer if (i) at the time of such termination any of the representations and warranties of Sellers contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.2(a) hereof cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Sellers

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hereunder and such breach shall not have been remedied by Sellers or any third-party within 15 days after receipt by Sellers of notice in writing from Buyer specifying the nature of such breach and requesting that it be remedied; or

                (f)      by Sellers if (i) at the time of such termination any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.3(a) hereof cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Buyer hereunder and such breach shall not have been remedied by Buyer or any third-party within 15 days after receipt by Buyer of notice in writing from Sellers specifying the nature of such breach and requesting that it be remedied.

           9.2     Effect of Termination.      In the event of termination of this Agreement by either Sellers or Buyeras provided in Section 9.1 hereof, this Agreement shall forthwith become void and have no effect except (i) this Section 9.2 and Section 10.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of such party’s willful or intentional breach of any provision of this Agreement.

ARTICLE X
MISCELLANEOUS

           10.1      Modifications; Waiver. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by each of the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder, and no course of dealing between or among any of the parties, shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

           10.2      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed by registered mail, return receipt requested, or via international courier service. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

Buyer or the ACE Australian Subsidiary:

ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, MD 20878
USA
Attn.:  Chief Executive Officer
Fax:  (301) 208-3759
with a copy (which shall not constitute notice) to:

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Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004-1109
USA
Attn.:  Steven M. Kaufman, Esq.
Fax:  (202) 637-5910

Sellers:

c/o Mamma.com Inc.
388 St. Jacques Street West
8th Floor
Montreal, Quebec
Canada, H2Y 1S1
ATTN:  David Goldman
Fax:  (514) 874-0866
with a copy (which shall not constitute notice) to:

Spiegel Sohmer
5 Place Ville-Marie
Suite 1203
Montreal, Quebec
Canada, H3B 2G2
ATTN:  Alwynn Gillett
Fax:  (514) 875-8237

           10.3     Expenses. Each of the parties hereto shall bear all costs, charges and expenses incurred by such party in connection with this Agreement and the consummation of the transactions contemplated herein.

           10.4      Binding Effect; Assignment; Counterparts; Facsimile. This Agreement shall be binding upon and inure to the benefit of Buyer and Sellers, their respective representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures of a party to this Agreement or other documents executed in connection herewith which are sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party.

           10.5      Entire and Sole Agreement. This Agreement and the other schedules, annexes and agreements referred to herein, constitute the entire agreement between the parties and

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supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof; provided, however, the terms of the Confidentiality Provision shall survive this Agreement.

           10.6      Governing Law. This Agreement shall be governed by the laws of the Province of Quebec, Canada without giving effect to the principles of conflicts of laws thereof.

           10.7      Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

           10.8      Public Announcements. The Parties will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or inter-dealer quotation system. The Parties have agreed to the text of the joint press release announcing the signing of this Agreement.

           10.9      Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

           10.10      No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

           10.11      Arbitration. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement either during or after the term thereof shall be solely and finally settled by arbitration conducted in the English language in New York, in accordance with the Rules of Arbitration of the International Chamber of Commerce by a single arbitrator selected by the parties, which arbitrator shall decide the dispute, controversy or claim in accordance with the governing law specified in Section 10.6. The arbitrator shall be familiar with international business transactions. If the parties fail to agree on the arbitrator within 30 days of the date either party notifies the other of its desire to invoke the provisions of this Section 10.11, either party may apply to the International Chamber of Commerce for the

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appointment of the arbitrator. The decision of the arbitrator shall be in writing, in the English language, and shall set forth the basis therefor. The parties shall abide by all awards rendered in the arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The parties shall pay the administrative charges, arbitrator’s fees, and related expenses of arbitration as directed by the arbitrator. Notwithstanding the foregoing, each party shall pay its own legal fees incurred in connection with any such arbitration. All arbitration awards shall be rendered and paid in United States dollars.

           10.12      English Language. The parties confirm that it is their wish that this Agreement and any other documents delivered or given pursuant to this Agreement, including notices, have been and shall be in the English language only. Les parties aux présents confirment leur volonté que cette convention de même tous les documents, y compris tous avis, s’y rattachant, soient rédigés en anglais seulement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

ACE*COMM CORPORATION

By: s/s Steven R. Delmar
    Name:
    Title:

ACE*COMM SOLUTIONS AUSTRALIA PTY LTD.

By: s/s Steven R. Delmar
     Name:
    Title:

SOLUTIONS ACE*COMM CORPORATION

By: s/s Steven R. Delmar
     Name:
     Title:

MAMMA.COM INC.

By: s/s David Goldman
Name:
Title:

INTASYS BILLING TECHNOLOGIES LTD.

By: s/s David Goldman
Name:
Title:

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In the presence of the following witness: Witness: s/s Esther Goldman Name: Esther Goldman Address: 499 Fairlawn Ave. Toronto, Ontario M5M 1V3 Canada

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INTASYS BILLING TECHNOLOGIES (CANADA) INC. By: s/s David Goldman Name: Title: INTASYS BILLING TECHNOLOGIES (ASIA-PACIFIC) PTY LTD. By: s/s David Goldman Name: Title:

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Appendix A

EARN-OUT SCHEDULE

        This Appendix sets forth the terms and conditions of the calculation of the Earn-Out pursuant to the Agreement. The parties agree and acknowledge that the terms of the Earn-Out set forth herein relate solely to how the Earn-Out is calculated, notwithstanding actual operations or results of Buyer or Sellers. Unless otherwise specified in this Appendix, all references to currency, monetary values, “$” and dollars set forth herein shall mean United States (U.S.) dollars. For purposes of this Appendix, the following terms shall have the meanings set out below. All other capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

        “Bangladesh Contract” shall mean a contract entered into between Buyer, or one of its Affiliates, and Bangladesh BTTB to license billing and mediation software to Bangladesh BTTB, on terms substantially consistent with those contained in the current proposal provided to Bangladesh BTTB by Sellers, with a value of approximately $1,300,000 or greater.

        “ First Generation Telecom Earn-Out Payment” shall be $40,000.

        “First Generation Telecom Earn-Out Period” shall mean the period beginning on January 1, 2004 and ending on September 30, 2004.

        “Generation Telecom Contract” shall mean that certain JBill and ViewBill License Agreement between the UK Subsidiary and Generation Telecom Ltd., dated November 15, 2001.

         “Generation Telecom Revenues” shall mean all subscription revenues properly recognized and reported by Buyer with regard to the Generation Telecom Contract (as presently in effect) during any applicable period in accordance with UK GAAP applied on a basis consistent with Buyer’s current practices, as determined by Buyer’s independent certified public accountants.

        “Second Generation Telecom Earn-Out Payment” shall be $60,000.

         “Second Generation Telecom Earn-Out Period” shall mean the period beginning on January 1, 2004 and ending on December 31, 2004.

*     *     *

        The Earn-Out consists of up to three payments, which payments shall be calculated as set forth below. In no event shall the payments made hereunder exceed $250,000 in the aggregate.

1.	First Generation Telecom Earn-Out Payment. If the Generation Telecom Revenues for the First Generation Telecom Earn-Out Period are greater than or equal to £225,000, then Buyer shall pay the First Generation Telecom Earn-Out Payment to Mamma.com.

2.	Second Generation Telecom Earn-Out Payment. If the Generation Telecom Revenues for the Second Generation Telecom Earn-Out Period are greater than or equal to £300,000, then Buyer shall pay the Second Generation Telecom Earn-Out Payment to Mamma.com.

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3.	Bangladesh Contract Earn-Out Payment. If the Bangladesh Contract meets the requirements set forth herein and is fully executed prior to March 31, 2005, Buyer shall pay $150,000 to Mamma.com within five business days following such execution; provided, that Buyer shall not make more than one payment under this Section 3.

4.	Payments and Earn-Out Statements. Within 30 days following the end of each of the First Generation Telecom Earn-Out Period and the Second Generation Telecom Earn-Out Period, Buyer shall prepare and deliver to Mamma.com a calculation of the applicable Earn-Out payment (the “Earn-Out Statements”), along with appropriate supporting documentation. The Earn-out Statements shall be prepared in accordance with UK GAAP. The cost of preparing the Earn-out Statements shall be borne by Buyer. The First Generation Telecom Earn-Out Payment and the Second Generation Telecom Earn-Out Payment, if any, shall be paid within five business days following the final determination of such payment amounts by Buyer and Mamma.com.

5.	Dispute Resolution. The parties agree to act fairly and in good faith in their dealings with each other with respect to the Earn-Out. All disputes with respect to this Appendix, which cannot be resolved by mutual agreement of the Buyer and Mamma.com, shall be referred to a mutually satisfactory independent public accounting firm that has not been the regular audit firm of the parties for the two years preceding the date of such referral. The determination of such firm shall be conclusive and binding on each party, and judgment upon any such determination can be entered in any court having jurisdiction over the matter. One-half of the fees of such firm shall be borne by Sellers, and one-half shall be borne by Buyer. Notwithstanding the pendancy of such dispute, any payment, which is not subject to dispute, shall be promptly paid. If it is finally determined upon resolution of such dispute that any additional payment is to be made hereunder, Buyer shall make such payment within five business days of such determination.

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Exhibit 4.7

AMENDMENT TO ASSET PURCHASE AGREEMENT

        THIS AMENDMENT TO THE ASSET PURCHASE AGREEMENT (this “Amendment”) is dated as of the 12th day of February 2004, and is entered into by and among ACE*COMM Corporation, a corporation organized under the laws of Maryland, USA, ACE*COMM Solutions Australia Pty Limited ABN 95 107 588 938, a company registered under the Australian Corporations Act 2001 (Cth), Solutions ACE*COMM Corporation, Mamma.com Inc. (f/k/a Intasys Corporation), a company organized under the laws of the Province of Ontario, Canada and the wholly owned subsidiaries of Mamma.com that are signatories to this Agreement.

RECITALS

        WHEREAS, the parties previously entered into that certain Asset Purchase Agreement dated as of January 27, 2004 (the “Agreement”);

        WHEREAS, the parties desire to make certain amendments to the Agreement as set forth herein; and

        WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

        NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises, representations, warranties, covenants and conditions set forth herein and in the Agreement, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.     Amendments.

    (a)        Effective as of the date hereof, Section 1.1 is hereby amended to add the following defined term:

     “Australian Employees Benefits Adjustment” means the total amount equal to the monetary value of the accrued annual leave and long service leave benefits accrued as at the Effective Time by Transferring Australian Employees, who give the Sellers a certificate stating that they do not wish to be paid accrued annual leave and long service leave, as set forth on Schedule 3.10(b) of the Seller Disclosure Schedule.”

     (b)      Effective as of the date hereof, the following clause is hereby inserted immediately following Section 2.3(g):

     “(h)      Sellers’ obligations under that certain Fleet Agreement by and between the Australian Subsidiary (f/k/a NOHA Systems (Asia-Pacific) Pty Ltd) and Orix Australia Corporation Limited after the Effective Time.

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     (i)     If Paul Simon Peter accepts an offer of employment with the ACE Australian Subsidiary as contemplated by Section 5.5(b)(i), Sellers’ obligations under that certain novated vehicle lease to Paul Simon Potter after the Effective Time until novation of such lease ends in accordance with the terms of the relevant novation agreement by and between Paul Simon Potter and the Australian Subsidiary (f/k/a NOHA Systems (Asia-Pacific) Pty Ltd).

     (j)      If Tonia Cruz accepts an offer of employment with the ACE Australian Subsidiary as contemplated by Section 5.5(b)(i), Sellers’ obligations under that certain novated vehicle lease to Tonia Cruz after the Effective Time until novation of such lease ends in accordance with the terms of the relevant novation agreement by and between Tonia Cruz and the Australian Subsidiary (f/k/a NOHA Systems (Asia-Pacific) Pty Ltd).

     (k)      Obligations of the Australian Subsidiary with respect to the accrued annual leave and long service leave benefits accrued as at the Effective Time by Transferring Australian Employees who give the Sellers a certificate stating that they do not wish to be paid accrued annual leave and long service leave, as set forth on Schedule 3.10(b) of the Seller Disclosure Schedule; it being understood that the foregoing obligation shall be assumed by the ACE Australian Subsidiary.

     (c)      Effective as of the date hereof, the following clause is hereby inserted immediately following Section 2.4(t):

     “(u)      All of Sellers’ liabilities or obligations for the maintenance, repair and make good obligations under the Australian Lease, including without limitation, clauses 7.24, 8.1, 8.3, 8.5, 9.1, 9.2 and 9.3 of the Australian Lease (notwithstanding any assignment of the Australian Lease as contemplated in Section 6.2(h) hereof).”

     (d)      Effective as of the date hereof, the first sentence of Section 2.7(a) is hereby deleted in its entirety and the following shall be substituted therefor:

     “The purchase price paid by Buyer, the Canadian Subsidiary and the ACE Australian Subsidiary, as applicable, for the Acquired Assets shall equal $1,350,000, plus $59,220 for security deposit adjustment, plus $130,000 (the agreed upon fair market value of Sellers’ fixed assets), minus $11,000 for sick leave adjustment, minus $75,000 for employee notification adjustment, minus the Pre-Paid Amounts, minus the UK Employee Benefits Adjustment, and minus the Australian Employees Benefits Adjustment (the “Purchase Price”) and shall be payable in full on the Closing Date.”

     (e)      Effective as of the date hereof, the first sentence of Section 2.9 is hereby deleted in its entirety and the following shall be substituted therefor:

    "Pursuant to the escrow agreement to be entered into among Mamma.com, Buyer and Fraser Milner Casgrain LLP (the “Escrow Agent”), in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”) $148,000 shall be delivered to the Escrow Agent at Closing.”

     (f)      Effective as of the date hereof, Section 5.5(b)(ii) of the Agreement is hereby deleted in its entirety and the following shall be substituted therefor:

            “(ii)     Benefits. At or immediately prior to the Closing, Sellers shall pay to the Australian Employees (other than those Transferring Australian Employees who give the Sellers a

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certificate stating that the Transferring Australian Employee does not wish to be paid accrued annual leave and long service leave) the Australian Employee Benefits due or accrued by them up to Closing.”

     (g)      Effective as of the date hereof, the following clause is hereby inserted immediately following Section 5.4(c):

     “(d)      Seller shall as soon as reasonably practicable but in any event within 10 days of the Closing Date deliver to Buyer a true and accurate list of Pre-Effective Time Accounts Receiveable and Pre-Effective Time Accounts Payable.”

     (h)      Effective as of the date hereof, the following clause is hereby inserted immediately following Section 5.12:

         “5.13     Make Good Obligations Under Australian Lease. The Australian Subsidiary is and remains responsible for, and must perform all obligations under, the Australian Lease in respect of the maintenance, repair and make good obligations under the Australian Lease, including without limitation, clauses 7.24, 8.1, 8.3, 8.5, 9.1, 9.2 and 9.3 of the Australian Lease (notwithstanding any assignment of the Australian Lease as contemplated in Section 6.2(h) hereof), except to the extent arising as a result of any act or omission of the Ace Australian Subsidiary after the date on which the assignment of the Australian Lease is effective.”

     (i)      Effective as of the date hereof, Section 6.2(e) is hereby deleted in its entirety.

Section 2.      Agreement Otherwise Unchanged.

    Except as otherwise specifically amended herein, the balance of the Agreement shall remain unchanged and in full force and effect.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

ACE*COMM CORPORATION

By: s/s Steven R. Delmar
Name:   Steven R. Delmar
Title:   Sr. VP & CFO

ACE*COMM SOLUTIONS AUSTRALIA PTY LTD.

By: s/s Steven R. Delmar
Name:  Steven R. Delmar
Title:  Sr. VP & CFO

SOLUTIONS ACE*COMM CORPORATION

By: s/s George T. Jimenez
Name:  George T. Jimenez
Title:  Chairman and CEO

Signed on February 11, 2004 MAMMA.COM INC.

By:s/s David Goldman Name: David Goldman Title: Chairman

Signed on February 11, 2004 INTASYS BILLING TECHNOLOGIES LTD.

By: s/s David Goldman Name: David Goldman Title: Chairman

Signed on February 11, 2004 In the presence of the following witness:

Witness: s/s Maria Elena Di Fruscia Name: Maria Elena Di Fruscia Address: 388 St. Jacques Street West, 8th Floor, Montreal, Quebec, H2Y 1S1, Canada

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Signed on February 11, 2004 INTASYS BILLING TECHNOLOGIES (CANADA) INC.

By: s/s David Goldman Name: David Goldman Title: Chairman

Signed on February 11, 2004 INTASYS BILLING TECHNOLOGIES (ASIA- PACIFIC) PTY LTD.

By:s/s David Goldman Name: David Goldman Title: Chairman

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Exhibit 4.7

ESCROW AGREEMENT

THIS AGREEMENT made as of the 12th day of February, 2004 (“Effective Date”)

B E T W E E N:

MAMMA.COM INC., a corporation incorporated under
the laws of the Province of Ontario and formerly known as
Intasys Corporation

(hereinafter called the "Vendor")

- and -

ACE*COMM CORPORATION, a corporation organized
under the laws of State of Maryland

(hereinafter called the "Purchaser")

- and -

FRASER MILNER CASGRAIN LLP, a law firm
carrying on business in the Provinces of Ontario and
Quebec

(hereinafter called the "Escrow Agent")

WHEREAS pursuant to an asset purchase agreement dated January 27, 2004 between the Vendor and the Purchaser, as amended by an amendment agreement thereto dated as of February 12, 2004 (the “Purchase Agreement”), the Purchaser agreed to purchase from the Vendor and the Vendor’s subsidiaries certain property and assets;

AND WHEREAS pursuant to the Purchase Agreement, the Purchaser is required to pay to the Escrow Agent the sum of $148,000.00 on the execution and delivery of the Purchase Agreement as a partial payment of the Purchase Price (as defined in the Purchase Agreement), such moneys to be held by the Escrow Agent on the terms and conditions hereinafter provided;

IN CONSIDERATION of the entering into of the Purchase Agreement and of the respective covenants and agreements of the parties hereinafter contained, it is agreed by and between the parties hereto as follows:

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1.     Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in the Purchase Agreement unless the context otherwise requires.

2.     Payment of Escrow Amount. The Purchaser hereby delivers to, and the Escrow Agent hereby acknowledges receipt of payment from the Purchaser, the amount of $148,000.00 payable to the Escrow Agent. The Escrow Agent shall forthwith invest the said sum of $148,000.00 in an interest bearing U.S. dollar account with the Bank of Montreal. Such sum of $148,000.00, together with interest accrued thereon during the term of this Agreement, less any payments made as contemplated by this Agreement, is hereinafter referred to as the “Escrow Amount”.

3.     Treatment of Escrow Amount. Until the Expiry Date (as defined in Section 4) or as the term may be extended in accordance with Section 4 hereof, the Escrow Amount shall be held by the Escrow Agent for the benefit of the Vendor and the Purchaser jointly and, unless otherwise provided by joint direction in writing of the Vendor and the Purchaser, shall be dealt with by the Escrow Agent subject to the terms and conditions hereinafter provided.

4.     Payment. At the fourteenth-month anniversary of the Effective Date (“Expiry Date”):

(a)	if no claims have been made by the Purchaser under the Purchase Agreement in accordance with Section 5 hereof or Article VII thereof (each, a “Claim”), a cheque of the Escrow Agent in an amount equal to the Escrow Amount shall be delivered by the Escrow Agent to the Vendor;

(b)	if one or more Claims have been made by the Purchaser and are pending, a cheque of the Escrow Agent in an amount equal to the Escrow Amount remaining after deducting the amount of all such Claims shall be delivered by the Escrow Agent to the Vendor (“Claims”), if any; or

(c)	if one or more Claims have been made by the Purchaser and the amount of all such Claims is equal to or exceeds the Escrow Amount, then none of the Escrow Amount shall be released to the Vendor.

If the Escrow Amount is not released in its entirety by the Escrow Agent pursuant to this Section 4, the term of this Agreement shall be automatically extended until the Escrow Amount has been disposed of in its entirety in accordance with the provisions of this Agreement, following which this Agreement shall terminate and cease to be of any further force and effect.

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5.     Claims. If at or prior to the Expiry Date, the Purchaser delivers to the Escrow Agent a written notice to the effect that the Purchaser has a Claim against the Vendor in respect of the Purchase Agreement, the Escrow Agent shall forthwith by notice in writing to the Vendor advise the Vendor of the receipt of such notice and send a copy thereof to the Vendor and, unless the Vendor shall within fifteen (15) days after receipt of such notice advise the Escrow Agent by notice in writing that the Vendor disputes such Claim(s), the Escrow Agent shall forthwith thereafter pay the Purchaser the full amount of such Claim(s).

6.     Disputes. If the Escrow Agent has received a notice in writing from the Purchaser pursuant to Section 5 hereof and the Vendor has notified the Escrow Agent in writing that the Vendor disputes the Claim, then the Escrow Agent shall, in such event, continue to hold the Escrow Amount related to the Claim, and shall only deal with that portion of the Escrow Amount related to the Claim in accordance with:

(a)	the joint direction in writing of the Vendor and the Purchaser;
(b)	the order or award of an arbitrator issued pursuant to the arbitration process set out in the Purchase Agreement; or

(c)	the order of a court of competent jurisdiction in respect of which no right of appeal lies and/or in respect of which the time for appeal therefrom has expired.

7.     Fees. The Vendor and the Purchaser each independently agree to pay or cause to be paid its one-half share of all reasonable fees and expenses charged and incurred by the Escrow Agent in carrying out its duties and obligations hereunder (“Escrow Agent Fees”). The Escrow Agent shall not have any recourse against a party to this Agreement should the other party fail to pay its one-half share of the Escrow Agent Fees. Except for the legal fees and disbursements required to be paid to the Escrow Agent in connection with the preparation and execution of this Agreement, the Escrow Agent agrees that no set-up fee will be charged in connection with the deposit of the Escrow Amount with the Escrow Agent.

8.     Responsibilities of Vendor to Continue. The Vendor hereby agrees that the release of any funds from the Escrow Amount shall not, in itself, release the Vendor from any responsibility that the Vendor would otherwise continue to have under the provisions of this Agreement or the Purchase Agreement.

9.     Escrow Agent Conditions. The acceptance by the Escrow Agent of its duties and obligations under this Agreement is subject to the following terms and conditions:

(a)	the Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt, certificate or other paper or document furnished to it which it in good faith believes to be genuine;

(b)	except for its acts of negligence or misconduct, the Escrow Agent shall not be liable for any act done or step taken or omitted by it in good faith;

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(c)	the Escrow Agent may reasonably consult with and obtain advice from legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel, and the reasonable cost of such services shall be added to and be part of the Escrow Agent Fees hereunder; and

(d)	the Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the Vendor and the Purchaser and, if the duties of the Escrow Agent herein are affected, unless it shall have given its prior written consent thereto.

10.     Termination of Escrow Agent’s Duties. The duties of the Escrow Agent hereunder shall be terminated upon the occurrence of the earlier of:

(a)	the termination of this Agreement;

(b)	the disbursement of the entire Escrow Amount pursuant to this Agreement;

(c)	the resignation of the Escrow Agent at any time upon fourteen (14) days prior written notice to the Purchaser and the Vendor; or

(d)	if there is a legal proceeding in respect of this Agreement, the Purchase Agreement or any matter related to any of such agreements and the Escrow Agent is asked by the Purchaser to act on behalf of the Purchaser against the Vendor in respect of such legal proceeding.

11.     Resignation. Upon resignation or termination as contemplated by Section 10(d) hereof, the Escrow Agent shall transfer the Escrow Amount upon the joint written and signed instructions of the parties to such escrow agent as may be agreed upon by the parties. The parties agree that, after the resignation of the Escrow Agent, the Escrow Agent shall be free to represent the Purchaser in any capacity, including representation adverse to the Vendor.

12.     Indemnity. The Vendor and the Purchaser hereby jointly and severally agree to indemnify and save harmless the Escrow Agent from and against any and all liabilities and claims (including reasonable legal fees) incurred by or made against the Escrow Agent in respect of any action or thing it may take or do or omit to take or do in connection with this Agreement, except pursuant to its own negligence or misconduct. This indemnity shall survive the resignation or removal of the Escrow Agent and/or the termination of this Agreement.

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13.     Court Direction. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any parties hereto or from a third person with respect to any matter arising pursuant to this Agreement which, in its opinion, are in conflict with any provision of this Agreement, it shall be entitled to refrain from taking any action (other than to keep safely the Escrow Amount) until it shall be directed otherwise in writing by both the Vendor and the Purchaser or by a certified order or judgment of a court of competent jurisdiction from which no further direct appeal may be taken.

14.     Acknowledgement. The parties acknowledge that the Escrow Agent is acting as legal counsel to the Purchaser in connection with this Agreement and the transactions contemplated in the Purchase Agreement. The parties agree that the Escrow Agent has no conflict of interest by virtue of the fact that it is acting both as Escrow Agent and as counsel to the Purchaser as aforesaid. The parties further agree that, except as set out in Section 10(d), the Escrow Agent may continue to act as counsel to the Purchaser in respect of any matter relating to or arising out of this Agreement, the Purchase Agreement, or any matter related to any of such agreements, notwithstanding any dispute between any of the parties to any of such agreements, provided that, in the event a dispute arises, the Escrow Agent shall continue to carry out all its duties under this Agreement and those persons administering the Agreement on behalf of the Escrow Agent shall be separated by an ethical screen, as described by the professional conduct guidelines of the Law Society of Upper Canada, from those persons who are advising or have advised the Purchaser.

15.     Notice. Any notice, direction or other communication (in this Section, a “notice”) required or permitted to be given to a party shall be in writing and shall be sufficiently given if delivered personally, couriered or transmitted by facsimile as follows:

in the case of the Vendor, at:

c/o Mamma.com Inc.
388 St. Jacques Street West
8th Floor
Montreal, Quebec
Canada, H2Y 1S1

Attention: David Goldman
Fax No.: (514) 874-0886

with a copy (which shall not constitute notice) to:

Spiegel Sohmer
5 Place Ville-Marie
Suite 1203
Montreal, Quebec
Canada, H3B 2G2

Attention: Alwynn Gillett
Fax No.: (514) 875-8237

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in the case of the Purchaser, at: ACE*COMM Corporation 704 Quince Orchard Road Gaithersburg, MD 20878 USA Attention: Chief Executive Officer Fax No.: (301) 208-3759
with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004
USA

Attention: Steven M. Kaufman, Esq.
Fax No.: (202) 637-5910

in the case of the Escrow Agent, at:

Fraser Milner Casgrain LLP
P.O. Box 100
1 First Canadian Place
Toronto, Ontario
M5X 1B2
CANADA

Attention: Michael G. Beairsto
Fax No.: (416) 863-4592

Any notice delivered personally, shall be deemed to have been given and received on the day on which it was delivered, if delivered prior to 5:00 p.m. (recipient’s time) on a business day; otherwise on the first business day thereafter. Any notice transmitted by facsimile shall be deemed to have been given and received on the day of its transmission if the machine from which it was sent receives the answerback code of the party to whom it was sent prior to 5:00 p.m. (recipient’s time) on such day; otherwise on the first business day thereafter.

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16.     Time of the Essence. Time shall be of the essence of this Agreement.

17.     Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Quebec (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction). Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Quebec with respect to any matter arising hereunder or relating hereto, which matter shall be conducted in the English language.

18.     Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

19.     Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement, including the symbol “$", refer to lawful money of the United States of America.

20.     English Language. It is the express wish of the parties that this Agreement and any related documents be drawn up in the English language. Les parties confirment qu’il est leur volonté expresse et réciproque que ce contrat et tout document qui s’y rattache soient rédigés en anglais.

21.     Headings. The inclusion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

22.     Counterparts and Facsimile Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures of a party to this Agreement or other documents executed in connection herewith which are sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MAMMA.COM INC. (formerly known as
Intasys Corporation)

By: s/s David Goldman
     Name: David Goldman
     Title: Chairman

ACE*COMM CORPORATION

By: s/s Steven R. Delmar
     Name: Steven R. Delmar
     Title: Sr. VP & CFO

FRASER MILNER CASGRAIN LLP
Per: s/s Michael Beairsto
     Michael G. Beairsto
     Partner

I have the authority to bind the limited liability partnership.

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Exhibit 4.7

Indemnity Agreement

ACE*COMM Corporation

and

Mamma.com Inc.

Freehills

MLC Centre Martin Place Sydney New South Wales 2000 Australia
Telephone +61 2 9225 5000 Facsimile +61 2 9322 4000
www.freehills.com DX 361 Sydney

SYDNEY MELBOURNE PERTH BRISBANE HANOI HO CHI MINH CITY SINGAPORE
Correspondent Offices JAKARTA KUALA LUMPUR

Liability limited by the Solicitors’ Limitation of Liability Scheme, approved under the Professional Standards Act 1994 (NSW)

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This Indemnity Agreement

        is made on the 12th February 2004 between the following parties:

1.	ACE*COMM Corporation a company incorporated under the laws of Maryland, United States of America (ACE)

2.	Mamma.com Inc. (formerly known as Intasys Corporation) a company incorporated under the laws of the Province of Ontario, Canada (Indemnifier)

Recitals

A.	The parties to this agreement entered into the Asset Purchase Agreement on or about 27 January 2004.

B.	Section 6.2 to that agreement specified a number of conditions precedent that were required to be fulfilled before Closing.

C.	ACE has agreed to waive the condition precedent in Section 6.2(h) of the Asset Purchase Agreement on condition that the Indemnifier indemnify ACE on the terms of this agreement.

This agreement witnesses

        that in consideration of, among other things, the mutual promises contained in this agreement:

1     Definitions and interpretation

1.1	Definitions same as in Asset Purchase Agreement In this agreement, expressions defined in the Asset Purchase Agreement have the same meaning in this agreement.

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1.2	Definitions
In this agreement:

Asset Purchase Agreement means the agreement of that name between ACE, ACE*COMM Solutions Australia Pty Limited ABN 95 107 588 938, Solutions ACE*COMM Corporation, the Indemnifier and the wholly owned subsidiaries of the Indemnifier that are signatories to the agreement dated 27 January 2004; and

Business Day means a day, other than a Saturday, Sunday or public holiday, on which banks are open for business in Montreal, Quebec.

1.3	Interpretation In this agreement, headings and boldings are for convenience only and do not affect the interpretation of this agreement and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)	a reference to any thing (including any right) includes a part of that thing, but nothing in this paragraph implies that performance of part of an obligation constitutes performance of the obligation;

(f)	a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement includes any annexure, exhibit and schedule;

(g)	a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h)	a reference to an agreement other than this agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(i)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(j)	a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

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(k)	a reference to a party to a document includes that party’s successors and permitted assigns;

(l)	a reference to an asset includes all property of any nature, including a business, and all rights, revenues and benefits;

(m)	a reference to anything that any party must do, or not do, includes:

(1)	its acts, defaults and omissions, whether direct or indirect, and whether on its own account, or for or through any other person; and

(2)	acts, defaults and omissions that it permits or suffers to be done, or not done, by any other person; and

(n)	no provision of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision.

1.4	Use of ‘include’ and ‘in particular’
Use of the expressions ‘include’ and ‘in particular’ does not limit the generality of the preceding words, or exclude anything not expressly included or particularised, unless this agreement expressly provides otherwise.

2	Waiver and confirmation

ACE waives the condition for Closing in Section 6.2(h) of the Asset Purchase Agreement to the extent that it is not satisfied on the terms set out in this agreement.

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3	Payment and Indemnity

3.1	Indemnity by Indemnifier

(a)	In consideration of, among other things, ACE agreeing to waive the condition for Closing in clause 2, the Indemnifier indemnifies ACE against any claim, action, damage, loss, liability, cost, charge, expense or outgoing (including reasonable legal costs on a full indemnity basis) that ACE pays, suffers, incurs or is liable for directly or indirectly in connection with the non-satisfaction of the condition precedent set out in Section 6.2(h) of the Asset Purchase Agreement by Closing under the Asset Purchase Agreement (including in connection with any refusal by any person to sign or enter into the Deed of Consent and Assignment of Lease, Form 13 Amendment to Lease and transfer of Lease, or for failure to obtain any required consent).

(b)	Any payment of an indemnity under this clause 3.1 is a rebate of the Purchase Price.

(c)	The Indemnifier must pay the indemnity under this clause 3.1 on receipt of a written notice of demand setting forth evidence of loss, from ACE given in accordance with clause 3.1(d).

(d)	A notice executed by an officer of ACE detailing the amount of any damage, loss, liability, cost, charge, expense, outgoing or payment covered by any indemnity in clause 3.1(a) is sufficient evidence unless the contrary is proved.

(e)	If the ACE Australian Subsidiary pays, suffers or incurs any damage, loss, liability, cost, charge, expense, outgoing or payment covered by any indemnity in this agreement, the amount of that damage, loss, liability, cost, charge, expense, outgoing or payment is taken, for the purposes of calculating the amount payable under the indemnity in clause 3.1(a), to have been paid, suffered or incurred by ACE.

3.2	Indemnity by ACE

(a)	Subject to clause 3.2(b), in consideration of, among other things, the Australian Subsidiary agreeing to allow the ACE Australian Subsidiary to use the premises situated at Level 8, Zurich House, 8 Karp Court, Bundall, Gold Coast, Queensland, Australia (Premises), ACE indemnifies the Indemnifier against any claim, action, damage, loss, liability, cost, charge, expense or outgoing (including reasonable legal costs on a full indemnity basis) that the Indemnifier pays, suffers, incurs or is liable for directly or indirectly as a result of any act or omission of the ACE Australian Subsidiary after Closing but before the execution of the Deed of Consent and Assignment of Lease, that would have constituted a breach of the Australian Lease, had the Australian Lease been transferred to the ACE Australian Subsidiary (including for non-payment of rent) at the time the act or omission occurs.

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(b)	The indemnity provided in clause 3.2(a) does not extend to any claim, action, damage, loss, liability, cost, charge, expense or outgoing that the Indemnifier pays, suffers, incurs or is liable for directly or indirectly as a result of:

(1)	any breach of the Australian Lease or failure by the Australian Subsidiary to comply with the obligations under the Australian Lease with respect to the maintenance, repair and make good obligations under the Australian Lease, including without limitation clauses 7.24, 8.1, 8.3, 8.5, 9.1, 9.2 and 9.3, except to the extent such obligations arise as a result of any act or omission of the ACE Australian Subsidiary after Closing; or

(2)	any breach by the Australian Subsidiary of, or default by the Australian Subsidiary under, the Australian Lease arising because the Australian Subsidiary allows the ACE Australian Subsidiary to be in possession of the Premises;

(3)	any breach by the Australian Subsidiary of, or default by the Australian Subsidiary under, the Australian Lease arising as a result of any failure to provide a guarantee, replacement guarantee or other security to the lessor under the Australian Lease; or

(4)	any breach by the Australian Subsidiary of, or default by the Australian Subsidiary under, the Australian Lease arising as a result of any failure to effect and/or maintain any public risk insurance policy, insurance policy for plate glass windows and doors or any other insurance policy required under the Australian Lease.

(c)	ACE must pay the indemnity under this clause 3.2 on receipt of a written notice of demand setting forth evidence of loss, from the Indemnifier given in accordance with clause 3.2(d).

(d)	A notice executed by an officer of the Indemnifier detailing the amount of any damage, loss, liability, cost, charge, expense, outgoing or payment covered by any indemnity in clause 3.2(a) is sufficient evidence unless the contrary is proved.

(e)	If the Australian Subsidiary pays, suffers or incurs any damage, loss, liability, cost, charge, expense, outgoing or payment covered by any indemnity in this agreement, the amount of that damage, loss, liability, cost, charge, expense, outgoing or payment is taken, for the purposes of calculating the amount payable under the indemnity in clause 3.2(a), to have been paid, suffered or incurred by the Indemnifier.

3.3	Survival of indemnities Each indemnity in this agreement:

(a)	is a principal obligation and not ancillary to any security or other obligation;

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(b)	is an additional, separate and independent obligation and does not limit the general nature of any other indemnity or obligation;

(c)	is unconditional and is not released, discharged or otherwise affected by anything which but for this provision might have that effect;

(d)	continues despite any settlement of account, termination of this or any other agreement or any other thing occurring, remaining in full force until:

(1)	all monetary and other obligations under this agreement, contingent (including where the obligation arising on a contingent event occurring is also contingent) or otherwise, have been performed in full; and

(2)	the indemnified party finally discharges the indemnity.

The indemnified party may make a demand under any indemnity even if an event occurs that releases, discharges or otherwise affects the indemnifying party’s obligations. The indemnified party does not have to enforce any other security or obligation, give any notice or take any steps against any other person before making a demand.

4      General

4.1	Costs and expenses Each party must pay its own legal costs and expenses in respect of the negotiation, preparation, completion and stamping of this agreement.

4.2	Notices

(a)	Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this agreement:

(1)	must be in legible writing and in English addressed as shown below:

(A)	if to ACE:
	Address:	ACE*COMM Corporation 704 Quince Orchard Road Gaithersburg, MD 20878 USA
	Attention: Facsimile:	Steven R. Delmar (301) 208-3759
with a copy (which will not constitute notice to:

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Address:	Hogan & Hartson 555 13th Street, NW Washington, DC 20004
Attention: Facsimile:	Steven M. Kaufman (202) 637-5910

(B)	if to the Indemnifier:
	Address:	Address: 388 St. Jacques Street West 8th Floor Montreal, Quebec Canada, H2Y 1S1
	Attention: Facsimile:	David Goldman (514) 874-0866
with a copy (which shall not constitute notice) to Spiegel Sohmer:
	Address:	5 Place Ville-Marie Suite 1203 Montreal, Quebec Canada, H3B 2G2
	Attention: Facsimile:	Alwynn Gillett (514) 875-8237
or as specified to the sender by the recipient by notice;

(2)	where the sender is a company, must be signed by an officer or under the common seal of the sender;

(3)	is regarded as being given by the sender and received by the addressee:

(A)	if by delivery in person, when delivered to the addressee;

(B)	if by post, 5 Business Days from and including the date of postage; or

(C)	if by facsimile transmission, whether or not legibly received, when received by the addressee,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee’s time) it is regarded as received at 9.00 am on the following Business Day; and

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(4)	can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after transmission is received or regarded as received under clause 4.2(a)(3) and informs the sender that it is not legible.

(c)	In this clause 4.2, a reference to an addressee includes a reference to an addressee’s officers, agents or employees.

4.3	Governing law and jurisdiction

(a)	This agreement is governed by the law of Province of Quebec, Canada. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Province of Quebec, Canada.

4.4	Prohibition and enforceability

(a)	Any provision of, or the application of any provision of, this agreement or any right, power, authority, discretion or remedy which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, this agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

4.5	Waivers

(a)	Waiver of any right arising from a breach of this agreement or of any right, power, authority, discretion or remedy arising upon default under this agreement must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this agreement; or

(2)	a right, power, authority, discretion or remedy created or arising upon default under this agreement,

does not result in a waiver of that right, power, authority, discretion or remedy.

(c)	A party is not entitled to rely on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of this agreement or on a default under this agreement as constituting a waiver of that right, power, authority, discretion or remedy.

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(d)	A party may not rely on any conduct of another party as a defence to exercise of a right, power, authority, discretion or remedy by that other party.

(e)	This clause may not itself be waived except by writing.

4.6	Variation A variation of any term of this agreement must be in writing and signed by the parties.

4.7	Assignment Rights arising out of or under this agreement are not assignable by one party without the prior written consent of the other party.

4.8	Further assurances Each party must do all things and execute all further documents necessary to give full effect to this agreement.

4.9	Counterparts This agreement may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument. A party may execute this agreement by signing any counterpart.

4.10	To the extent not excluded by law The rights, duties and remedies granted or imposed under the provisions of this agreement operate to the extent not excluded by law.

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Executed as an agreement:

Signed for

Mamma.com Inc

by its representative

in the presence of:

s/s Guillaume Poulin Witness	s/s David Goldman Representative
Guillaume Poulin Name (please print)	David Goldman Name (please print)

Signed for ACE*COMM Corporation by its representative in the presence of: s/s Loretta L. Rivers Witness	s/s George T. Jimenez Representative
Loretta L. Rivers Name (please print)	George T. Jimenez Name (please print)

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